Exhibit 10.2

EXECUTION VERSION

TERM LOAN AGREEMENT
dated as of
October 26, 2016
among
OMEROS CORPORATION,
as Borrower,
The Subsidiary Guarantors from Time to Time Party Hereto,
The Lenders from Time to Time Party Hereto,
and
CRG SERVICING LLC,
as Administrative Agent and Collateral Agent

U.S. $125,000,000

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SCHEDULES AND EXHIBITS
Schedule 1    -    Commitments

Exhibit A    -    Form of Guarantee Assumption Agreement
Exhibit B    -    Form of Notice of Borrowing
Exhibit C-1    -    Form of U.S. Tax Compliance Certificate
Exhibit C-2    -    Form of U.S. Tax Compliance Certificate
Exhibit C-3    -    Form of U.S. Tax Compliance Certificate
Exhibit C-4    -    Form of U.S. Tax Compliance Certificate
Exhibit D    -    Form of Compliance Certificate
Exhibit E    -    Opinion Request
Exhibit F    -    Form of Landlord Consent
Exhibit G    -    Form of Subordination Agreement
Exhibit H    -    Form of Intercreditor Agreement
Exhibit I    -    Form of Non-Disturbance Agreement

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TERM LOAN AGREEMENT, dated as of October 26, 2016 (this “Agreement”), among OMEROS CORPORATION, a Washington corporation (“Borrower”), the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto and CRG SERVICING LLC, a Delaware limited liability company (“CRG Servicing”), as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”).
WITNESSETH:
Borrower has requested the Lenders to make term loans to Borrower, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof. Accordingly, the parties agree as follows:
SECTION 1
DEFINITIONS
1.01    Certain Defined Terms. As used herein, the following terms have the following respective meanings:
“Accounting Change Notice” has the meaning set forth in Section 1.04(a).
“Act” has the meaning set forth in Section 13.17.
“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires all or substantially all of the assets of any Person engaged in any business or any division, product or line of business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body.
“Affected Lender” has the meaning set forth in Section 2.06(a).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of Section 7.10(c), no Person shall be an “Affiliate” solely by reason of owning less than a majority of any class of voting securities of Borrower.
“Agreement” has the meaning set forth in the introduction hereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor, its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

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“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any Obligor, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Asset Transaction” has the meaning set forth in Section 9.09.
“Asset Transaction Net Proceeds” means the aggregate amount of the cash proceeds received by an Obligor or any Subsidiary from any Asset Transaction plus, with respect to any non-cash proceeds of an Asset Transaction, the fair market value of such non cash proceeds as reasonably determined by Borrower’s board of directors in accordance with GAAP; provided, however, that Asset Transaction Net Proceeds shall be net of (A) amounts required to be applied to the repayment of any Indebtedness (or other obligations) secured by a Lien on an asset which is the subject of such Asset Transaction (other than any Indebtedness required to be paid hereunder) and, in the case of any Asset Transaction under Section 9.09(h), amounts required to be paid pursuant to the Vulcan Agreement and the LSDF Agreement, (B) Taxes paid or reasonably estimated to be payable as a result thereof, (C) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable as a result thereof (provided that, upon any termination of such reserves, all such amounts not paid out in connection therewith shall be deemed to be “Asset Transaction Net Proceeds” of such Asset Transaction) and (D) the amount of any short-term liabilities directly associated with such asset and retained by Borrower or any of its Subsidiaries.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.
“Borrower” has the meaning set forth in the introduction hereto.
“Borrower Facility” means the premises located at 201 Elliott Avenue West, Seattle, Washington, which are leased by Borrower pursuant to the Borrower Lease.
“Borrower Landlord” means BMR-201 Elliott Avenue LLC.
“Borrower Lease” means the Lease Agreement dated January 27, 2012 by and between Borrower and Borrower Landlord and all amendments thereto.
“Borrower Party” has the meaning set forth in Section 13.03(b).
“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including without limitation a borrowing of

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a PIK Loan).
“Borrowing Date” means the date of a Borrowing.
“Borrowing Notice Date” means, (a) in the case of the first Borrowing, a date that is at least two Business Days prior to the Borrowing Date of such Borrowing and, (b) in the case of a subsequent Borrowing (other than a PIK Loan), a date that is at least twenty calendar days prior to the Borrowing Date of such Borrowing.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower, (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower, nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of Borrower by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.
“Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).
“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time. The aggregate Commitments on the date hereof equals $125,000,000. For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitment.

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“Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Sections 6.01 and 6.02 have been satisfied (or waived by the Lenders) and through and including March 21, 2018.
“Commodity Account” has the meaning set forth in the Security Agreement.
“Compliance Certificate” has the meaning given to such term in Section 8.01(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).
“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in Section 957(a) of the Code.
“Copyright” has the meaning set forth in the Security Agreement.
“Cure Amount” has the meaning set forth in Section 10.03(a).
“Cure Right” has the meaning set forth in Section 10.03(a).
“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 3.02(b).
“Defaulting Lender” means, subject to Section 2.05, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or

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indirect parent company thereof by a Governmental Authority.
“Demopulos Indemnity Agreement” means that certain agreement, dated June 17, 2016, pursuant to which Borrower agrees to indemnify Computershare on behalf of Peter Demopulos in connection with a lost stock certificate.
“Deposit Account” is defined in the Security Agreement.
“Disclosure Letter” means that certain Disclosure Letter relating to this Agrement of even date herewith and as amended from time to time to which certain of the Schedules referenced and identified herein are attached.
“Disqualified Equity” means Equity Interests of a Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person).
“Dollars” and “$” means lawful money of the United States of America.
“Effective Date” shall mean October 26, 2016.
“Eligible Transferee” means a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that, for any entity becoming a Lender on or prior to the earlier of (x) the expiration of the Commitment Period and (y) the Borrowing Date for the third Borrowing, such entity (if not an Affiliate of Administrative Agent or a fund managed by CRG LP or its Affiliates) shall (a) have (i) a rating of BBB or higher from S&P Global Ratings and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (ii) total assets in excess of $1,000,000,000 and (b) through its applicable lending office, be capable of lending to Borrower without the imposition of any withholding or similar taxes; provided further that, so long as no Event of Default has occurred and is continuing, an Eligible Transferee shall not include any Person that has been identified in writing by Borrower to the Lenders and that develops, manufactures, produces, markets or sells a product in direct competition with Borrower or any of its products or product candidates.
“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.
“Equity Cure Right” has the meaning set forth in Section 10.03(a).
“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that

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confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.
“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I (other than the payment of benefits under the terms of a Benefit Plan) or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the

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Code with respect to any Title IV Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof could reasonably be expected to be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof could reasonably be expected to be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of a notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 303(k) of ERISA or to Section 430(k) of the Code; or (r) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor (other than COBRA or similar post-employment benefits required by applicable Laws).
“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Event of Default” has the meaning set forth in Section 11.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.
“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method as they deem applicable to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is (i) a Controlled Foreign Corporation or (ii) a Foreign Subsidiary owned by a Subsidiary described in clause
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes

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imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement (other than pursuant to an assignment request by Borrower under Section 5.03(g)), except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03, (c) any U.S. federal withholding Taxes imposed in connection with FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).
“Expense Cap” has the meaning set forth in the Fee Letter.
“Fagron License” means that certain License Agreement effective as of June 9, 2015, as amended, supplemented or otherwise modified from time to time, by and among Borrower, JCB Laboratories, LLC and Fagron Compounding Services, LLC dba Fagron Sterile Services.
“Fagron Replacement License” means any exclusive license related to OMS103 granted to one or more third party compounding entities to replace or supplement the Fagron License; provided that (i) such license shall not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise transfer any Intellectual Property of Borrower (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction), (ii) such license shall be substantially similar in scope of licensed rights to those of the Fagron License, (iii) such license agreement shall not be terminable by the other party thereto in the event of a change of control of the Borrower, (iv) shall be assignable by the Borrower in connection with a sale of all or substantially all of its assets and all or substantially all of the assets subject to the license and (v) Borrower shall promptly deliver to Administrative Agent a copy of the final executed transaction documents in connection with any such license promptly upon consummation thereof, which (for the avoidance of doubt) shall be deemed Information of Borrower for purposes of Section 13.16).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

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“Fee Letter” means that fee letter agreement dated as of the date hereof between Borrower and Administrative Agent.
“First-Tier Foreign Subsidiary” means an Excluded Foreign Subsidiary that is a direct Subsidiary of an Obligor.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means a Subsidiary of Borrower that is not a U.S. Person.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (1) the Demopulos Indemnity Agreement or (2) endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or if not stated or determinable, the maximum

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reasonably anticipated liability in respect thereof, as determined by the guaranteeing Person in good faith.
“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder.
“Guaranteed Obligations” has the meaning set forth in Section 14.01.
“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness or obligations of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement currency swaps, forwards, futures or derivatives transactions and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Party” has the meaning set forth in Section 13.03(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” has the meaning set forth in Section 13.16.

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“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not, domestic and foreign. Intellectual Property shall include all:
(a)    applications or registrations relating to such Intellectual Property;
(b)    rights and privileges arising under applicable Laws with respect to such Intellectual Property;
(c)    rights to sue for past, present or future infringements of such Intellectual Property; and
(d)    rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.
“Interest-Only Period” means the period from and including the first Borrowing Date and through and including the seventeenth (17th) Payment Date following the first Borrowing Date; provided that, if Borrower achieves (a) the Revenue Milestone or (b) an Average Market Capitalization of at least $1,000,000,000 during the fourth calendar quarter of 2020, the Interest-Only Period shall be extended through and including the twenty third (23rd) Payment Date following the first Borrowing Date.
“Interest Period” means, with respect to each Borrowing, (a) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (b) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the next succeeding Payment Date.
“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of

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credit having a term not exceeding 180 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.
“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.
“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person and, in the case of Borrower, so long as he or she is employed by Borrower or its Subsidiaries, the actual knowledge of Gregory Demopulos and Michael Jacobsen, so long as such Person is an officer of Borrower.
“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit F.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each Person listed as a “Lender” on a signature page hereto, together with its successors, and each assignee of a Lender pursuant to Section 13.05(b).
“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.
“Liquidity” means the balance of unencumbered (other than Liens securing the Obligations and Liens permitted pursuant to Section 9.02(c) and Section 9.02(j); provided that, with respect to cash subject to a Lien in connection with Permitted Priority Debt, there is no default under the documentation governing the Permitted Priority Debt) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Secured Parties have a perfected security interest, subject to Section 8.15(b).
“Loan” means (a) each loan advanced by a Lender pursuant to Section 2.01 and (b) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.
“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Security Documents, the Perfection Certificate, any subordination agreement or any intercreditor

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agreement entered into by Administrative Agent (on behalf of the Lenders) with any other creditors of Obligors or any agent acting on behalf of such creditors, and any other present or future document, instrument, agreement or certificate executed by Obligors and delivered to Administrative Agent or any Secured Party in connection with or pursuant to this Agreement or any of the other Loan Documents, all as amended, restated, supplemented or otherwise modified.
“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.
“LSDF Agreement” means that certain grant award agreement, dated as of October 21, 2010, between Life Sciences Discovery Fund Authority, a granting agency in the state of Washington, and Borrower.
“Majority Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.
“Margin Stock” means “margin stock” within the meaning of Regulations U and X.
“Market Cap Threshold” means, as of any date of determination, the product of (a) 6.4 and (b) the aggregate outstanding principal amount of Loans outstanding (excluding any PIK Loans) under this Agreement on such date of determination.
“Market Capitalization” means, as of any date of determination, the product of (a) the number of shares of Borrower’s common stock outstanding as of such date of determination and (b) the closing price of Borrower’s common stock (as quoted on Bloomberg L.P.’s page located at http://www.bloomberg.com/quote/OMER:US or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source providing quotations of such closing price as designated by Administrative Agent from time to time) on such date of determination. “Average Market Capitalization” for any period shall be calculated as the arithmetic mean of the Market Capitalization for each trading day during such period.
“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, condition (financial or otherwise), operations, performance or Property of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under the Loan Documents or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or any Lender under any of the Loan Documents; provided, however, that a Material Adverse Change or Material Adverse Effect shall not be deemed to occur solely because of the expiration of the pass-through reimbursement status for the Product on December 31, 2017; provided that the deterioration of Borrower’s overall financial condition (whether or not as a consequence of such expiration), taken as a whole, could give rise to a Material Adverse Change or Material Adverse Effect.

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“Material Agreements” means (a) the agreements which are listed in Schedule 7.14 to the Disclosure Letter (as updated by Borrower from time to time in accordance with Section 7.20 to list all such agreements that meet the description set forth in clause (b) and (c) of this definition), (b) material inbound and outbound license agreements and (c) all other agreements held by the Obligors from time to time, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect; provided, however, that “Material Agreements” exclude all: (i) licenses implied by the sale of a product; (ii) paid-up licenses for commonly available software programs under which an Obligor is the licensee; and (iii) the Fagron License. “Material Agreement” means any one such agreement.
“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount in other currencies).
“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) to the Disclosure Letter and any other Obligor Intellectual Property after the date hereof the loss of which could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the Loans are accelerated pursuant to Section 11.02.
“Maximum Rate” has the meaning set forth in Section 13.18.
“Minimum Required Revenue” has the meaning set forth in Section 10.02(a).
“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Non-Consenting Lender” has the meaning set forth in Section 2.06(a).
“Notice of Borrowing” has the meaning set forth in Section 2.02.
“Notice of Intent to Cure” has the meaning set forth in Section 10.03(a).
“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Obligor is Borrower, all Loans, (b) all interest accruing under the Loan Documents, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed

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in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.
“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.
“Obligors” means, collectively, Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.
“OFAC” means the Office of Foreign Assets Control in the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).
“Oxford Agreement” means that certain Loan and Security Agreement, dated as of December 30, 2015, among Oxford Finance LLC, a Delaware limited liability company, as collateral agent, the lenders from time to time party thereto, East West Bank, a California state-chartered bank, and Borrower, and any amendments thereto.
“Participant” has the meaning set forth in Section 13.05(e).
“Participant Register” has the meaning set forth in Section 13.05(e).
“Patents” has the meaning set forth in the Security Agreement.
“Payment Date” means each March 31, June 30, September 30, December 31 and the Maturity Date, commencing on the first such date to occur following the first Borrowing Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.
“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means that certain Perfection Certificate dated as of the date

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hereof delivered by Borrower to Administrative Agent.
“Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:
(a)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;
(c)    in the case of the acquisition of all of the Equity Interests of such Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired, or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and each Obligor and Subsidiary shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary, each of the actions set forth in Section 8.12, if applicable;
(d)    Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis after giving effect to such acquisition; and
(e)    such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) (i) shall be engaged or used, as the case may be, in the same, similar, related or complementary business or lines of business, or businesses ancillary thereto, in which Borrower and/or its Subsidiaries are engaged or (ii) shall have a similar, related or complementary customer base as Borrower and/or its Subsidiaries.
“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State or (if it has at least an A-1 rating from S&P Global Ratings or a successor thereto or at least a P-1 rating from Moody’s Investors Service, Inc. or a successor thereto) municipality thereof having maturities of not more than two (2) years from the date of acquisition and (b) commercial paper maturing no more than one (1) year after its creation and having at least an A-1 rating from S&P Global Ratings or a successor thereto or at least a P-1 rating from Moody’s Investors Service, Inc. or a successor thereto; (c) any certificate of deposit (or time deposit represented by a certificate of deposit), overnight bank deposit or banker’s acceptance maturing not more than one year after such time, or any overnight federal funds transaction that is issued or sold by a commercial banking institution that (i) is a member of the Federal Reserve System, rated at least A by S&P Global Ratings or a successor thereto or A2 by Moody’s Investors Service, Inc. by a successor thereto and (ii) has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) money market accounts or mutual funds which invest substantially all

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assets in assets described in clauses (a) through (c) above; and (e) other short-term liquid investments approved in writing by Administrative Agent.
“Permitted Commercialization Arrangement” means such commercialization, research and development, co-marketing and other collaborative arrangements, including joint ventures, where such arrangements provide for exclusive licenses to Patents, Trademarks, Copyrights or other Intellectual Property rights and assets of Borrower with Persons (including a Permitted Commercialization Arrangement Vehicle) with a primary line of business in the development, commercialization or manufacture of medical, biologics or pharmaceutical products or devices; provided that such licenses (a) must be bona fide arms’-length transfers of the right to use such Intellectual Property that do not have the economic substance of a sale and Borrower retains legal ownership of such Intellectual Property and (b) shall constitute Material Agreements.
“Permitted Commercialization Arrangement Vehicle” means an entity, which may be a joint venture enterprise, engaged in the business of a Permitted Commercialization Arrangement and in which Borrower or its Subsidiaries have substantial representation in the governing body of such entity.
“Permitted Cure Debt” means Indebtedness incurred in connection with the exercise of the Subordinated Debt Cure Right and (a) that is governed by documentation containing representations, warranties, covenants and events of default no more burdensome or restrictive than those contained in the Loan Documents unless such terms are also offered to Lenders hereunder, (b) that has a maturity date later than the Maturity Date, (c) in respect of which no cash payments of principal or interest are required prior to the Maturity Date, and (d) in respect of which the holders have agreed in favor of Borrower, Administrative Agent and Lenders (i) that prior to the date on which the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification obligations) have been paid in full indefeasibly in cash, such holders will not exercise any remedies available to them in respect of such Indebtedness, (ii) that such Indebtedness is unsecured, and (iii) to terms of subordination in substantially the form attached hereto as Exhibit G or otherwise satisfactory to the Majority Lenders.
“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.
“Permitted Liens” means any Liens permitted under Section 9.02.
“Permitted Priority Debt” means Indebtedness of Borrower under one working capital revolving credit facility in an amount not to exceed at any time 80% of the face amount at such time of Borrower’s eligible accounts receivable outstanding; provided that (a) such Indebtedness, if secured, is secured solely by Borrower’s cash (other than proceeds of any protective advances made by Administrative Agent or any of the Lenders after the date hereof, proceeds from the Collateral that does not secure such Permitted Priority Debt and the proceeds from the exercise of any Cure Right), accounts receivable, inventory and cash proceeds thereof held in a segregated account but otherwise is not secured by any property (including, without limitation, any Intellectual Property or proceeds thereof), and (b) the holders or lenders thereof have executed and delivered to Administrative Agent an intercreditor agreement in substantially the form of Exhibit H and with such changes (if any) as are reasonably satisfactory to the Majority Lenders.

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“Permitted Priority Liens” means (a) Liens permitted under Section 9.02(c), (d), (e), (f), (g), (j) and (k), and (b) Liens permitted under Section 9.02(b); provided that such Liens are also of the type described in Section 9.02(c), (d), (e), (f), (g), (j) and (k).
“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (a) shall not increase the outstanding principal amount of such Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal and replacement, (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced, and (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness.
“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.
“PIK Loan” has the meaning set forth in Section 3.02(d).
“PIK Period” means the period beginning on the first Borrowing Date through and including the earlier to occur of (a) the sixteenth (16th) Payment Date after the first Borrowing Date (or if Borrower has achieved the Revenue Milestone, the twenty third (23rd) Payment Date after the first Borrowing Date) and (b) the date on which any Default or Event of Default shall have occurred (provided that if such Default or Event of Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default or Event of Default and the sixteenth (16th) Payment Date (or if Borrower has achieved the Revenue Milestone, the twenty third (23rd) Payment Date) after the first Borrowing Date.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prepayment Premium” has the meaning set forth in Section 3.03(a).
“Product” means OMIDRIA®(phenylephrine and ketorolac injection) 1%/0.3%, and each of its successors.
“Property” of any Person means any property or assets, or interest therein, of such Person.
“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitment (or, if the Commitments are terminated, the outstanding

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principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.
“Public Filings” means Borrower’s annual report on Form 10-K for the most recent fiscal year then ended, its quarterly report on Form 10-Q for the most recent quarter then ended and its current reports on Form 8-K, in each case filed with the SEC.
“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the Code.
“Real Property Security Documents” means the Landlord Consent and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real Property owned or leased (as tenant) by any Obligor in favor of the Secured Parties.
“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.
“Redemption Date” has the meaning set forth in Section 3.03(a).
“Redemption Price” has the meaning set forth in Section 3.03(a).
“Register” has the meaning set forth in Section 13.05(d).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.
“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing.
“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other

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Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or Revenues.
“Research Partner” has the meaning set forth in Section 9.01(w).
“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and chief accounting officer of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of Borrower or any of its Subsidiaries or any payment made to retire, or to require the surrender of, any option, warrant or other right to acquire any such shares of capital stock of Borrower or any of its Subsidiaries.
“Restrictive Agreement” has the meaning set forth in Section 7.15.
“Revenue” means revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances. For the avoidance of doubt, Revenue of the Obligors shall exclude any Revenue of any Subsidiary that is not a Guarantor.
“Revenue Milestone” means the Obligors achieve Revenue from the sale of the Product of at least $100,000,000 during the consecutive twelve (12) month period ending on December 31, 2019; provided that (a) Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the Revenue Milestone no later than the earlier of (i) 75 days thereafter and (ii) the date on which Borrower announces its earnings publicly, (b) Borrower shall have delivered all information reasonably required by Administrative Agent with respect thereto and (c) Administrative Agent shall have been reasonably satisfied with the results of a review of the Revenue Milestone by examining such information, the Obligors’ books and records and any other information reasonably related thereto.
“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Jurisdiction or (c) any Person owned or Controlled by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means any international economic sanction administered or enforced by the United State Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Party and any other holder of any Obligation.

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“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Obligors and Administrative Agent, granting a security interest in the Obligors’ personal Property in favor of the Secured Parties.
“Security Agreement Disclosure Letter” means that certain Disclosure Letter relating to the Security Agreement of even date herewith and as amended from time to time to which certain of the Annexes referenced and identified herein are attached.
“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.
“Securities Account” has the meaning set forth in the Security Agreement.
“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements entered into by one or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Majority Lenders (and as amended, modified or replaced from time to time).
“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.
“Specified Financial Covenants” has the meaning set forth in Section 10.03(a).
“Stated Maturity Date” means the twenty-fourth (24th) Payment Date following the first Borrowing Date.
“Subordinated Debt Cure Right” has the meaning set forth in Section 10.03(a).
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context requires

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otherwise, “Subsidiary” refers to a Subsidiary of Borrower.
“Subsidiary Guarantors” means each of the Subsidiaries of Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or (b).
“Substitute Lender” has the meaning set forth in Section 2.06(a).
“Tax Affiliate” means (a) Borrower and its Subsidiaries, (b) each other Obligor and (c) any Affiliate of an Obligor with which such Obligor files or is eligible to file consolidated, combined or unitary Tax returns.
“Tax Returns” has the meaning set forth in Section 7.08.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.
“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Trademarks” is defined in the Security Agreement.
“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the Borrowings (and the use of the proceeds of the Loans).
“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).
“UCC” means the Uniform Commercial Code as in effect from time to time.
“Vulcan Agreement” means that certain Platform Development Funding Agreement,

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dated as of October 21, 2010, among Borrower, Vulcan Inc. and Vulcan Venture Capital II LLC, as assignee of Cougar Investment Holdings LLC.
“Vulcan Lien Subordination Agreement” means that certain Lien Subordination Agreement, dated as of December 30, 2015, among Oxford Finance LLC, Vulcan Inc., Vulcan Capital Venture Capital II LLC and Borrower.
“Vulcan Obligations” means the obligations of Borrower to make payments in respect of the Assigned Interest as defined in and pursuant to the Vulcan Agreement.
“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
“Withholding Agent” means any Obligor and Administrative Agent.
1.02    Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP; provided that, for purposes of determining compliance with any covenant or the existence of any Default or Event of Default hereunder, in determining whether a lease is required to be accounted for as a capital lease or an operating lease, such determination shall be based on GAAP as in effect on the date of this Agreement. All components of financial calculations made to determine compliance with this Agreement, including Section 10, shall be adjusted to include or exclude, as the case may be, from and after the consummation thereof, without duplication, such components of such calculations attributable to any Acquisition, or disposition, consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.
1.03    Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the terms defined in this Agreement include the plural as well as the singular and vice versa; (b) words importing gender include all genders; (c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement, the Disclosure Letter or the Security Agreement Disclosure Letter, as applicable; (d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (e) references to days, months and years refer to calendar days, months and years, respectively; (f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; and (h) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted). Unless otherwise expressly

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provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, extensions, supplements and other modifications thereto.
1.04    Changes to GAAP. If, after the date hereof, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:
(a)    Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to Administrative Agent with the delivery of the next Compliance Certificate;
(b)    either Borrower or the Majority Lenders may indicate within 90 days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;
(c)    until Borrower and the Majority Lenders have reached agreement on such revisions, (i) such financial covenants or amounts will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP;
(d)    if no party elects to revise the method of calculating the financial covenants or amounts, then the financial covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and
(e)    any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.
SECTION 2
THE COMMITMENT
2.01    Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make up to three term loans (provided that PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) to Borrower, each on a Business Day during the Commitment Period in Dollars in an aggregate principal amount for such Lender not to exceed such Lender’s unfunded Commitment; provided, however, that no Lender shall be obligated to make a Loan in excess of such Lender’s Proportionate Share of the applicable amount of borrowing set forth in Section 6.02(b), Section 6.03(c) or Section 6.04(c), as applicable. Amounts of Loans repaid may not be reborrowed.
2.02    Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by Borrower to Administrative Agent not later than 11:00 a.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).

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2.03    Fees. Borrower shall pay to Administrative Agent and/or the Lenders, as applicable, such fees as described in the Fee Letter.
2.04    Use of Proceeds. Borrower shall use the proceeds of the Loans to repay outstanding Indebtedness, for general working capital purposes and general corporate purposes and to pay fees, costs and expenses incurred in connection with the Transactions; provided that the Lenders shall have no responsibility as to the use of any proceeds of Loans.
2.05    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.04.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender

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will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.06    Substitution of Lenders.
(a)    Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations due to such Affected Lender (which, for the avoidance of doubt, in the case of a Lender being replaced due to being a Defaulting Lender, shall not include any Prepayment Premium due) or (y) either Borrower or Administrative Agent shall identify any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided that any substitution of a Non-Consenting Lender shall occur only with the written consent of Administrative Agent and Borrower, which consent may not be unreasonably withheld.
(b)    Procedure. To substitute such Affected Lender or pay in full all Obligations owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents; provided, however, that, if the Affected Lender does not execute such Assignment and Assumption within ten (10) Business Days of delivery of the notice required hereunder, such Affected Lender shall be deemed to have executed such Assignment and Assumption.
(c)    Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.06(a) and (b), Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

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2.07    Permitted Commercialization Arrangements. Lenders each understand and agree that Borrower and its Subsidiaries will enter into Permitted Commercialization Arrangements that will, in the reasonable opinion of Borrower’s board of directors, support the business and operations of the Company and permit Borrower to repay the Obligations as such Obligations become due hereunder. Subject to Section 4.04(d) of the Security Agreement, the Administrative Agent further agrees to cooperate reasonably with Borrower in entering into, implementing and amending such Permitted Commercialization Arrangements, which cooperation will include entering into Non-Disturbance Agreements substantially in the form attached as Exhibit I hereto or other similar agreements with modifications requested by the other parties thereto that shall not be unreasonably refused (viewed with respect to Administrative Agent’s rights to protect its rights, collateral and priority under the Loan Documents) by Administrative Agent.
SECTION 3
PAYMENTS OF PRINCIPAL AND INTEREST
3.01    Repayment.
(a)    Repayment. During the Interest-Only Period, no scheduled payments of principal of the Loans shall be due. Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans, on each Payment Date occurring after the Interest-Only Period, in equal installments; provided that, if Borrower achieves the Revenue Milestone or an Average Market Capitalization of at least $1,000,000,000 during the fourth calendar quarter of 2020, repayment of the outstanding principal amount of the Loans shall be due in a single payment on the Stated Maturity Date. The amounts of such installments shall be calculated by dividing (i) the sum of the aggregate principal amount of the Loans outstanding on the first day following the end of the Interest-Only Period, by (ii) the number of Payment Dates remaining prior to and including the Stated Maturity Date.
(b)    Application. Any optional or mandatory prepayment of the Loans shall be applied to the installments thereof under Section 3.01(a) in the inverse order of maturity. To the extent not previously paid, the principal amount of the Loans, together with all other outstanding Obligations, shall be due and payable on the Maturity Date.
3.02    Interest.
(a)    Interest Generally. Subject to Section 3.02(d), Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans, for the period from the applicable Borrowing Date until paid in full, at a rate per annum equal to 12.25%; provided that, upon achievement of the Revenue Milestone and so long as no Default or Event of Default has occurred and is continuing, commencing with the first month thereafter, Borrower agrees to pay such interest at a rate per annum equal to 11.50%.
(b)    Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the interest payable pursuant to Section 3.02(a) shall increase automatically by 4.00% per annum (such aggregate increased rate, the “Default Rate”). Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to

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be paid at the Default Rate, it shall be paid entirely in cash. If any Obligation other than the unpaid principal amount of the Loans is not paid when due under the applicable Loan Document, the amount thereof shall accrue interest at a rate equal to 4.00% per annum (without duplication of interest payable at the Default Rate).
(c)    Interest Payment Dates. Subject to Section 3.02(d), accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall be payable from time to time on demand.
(d)    Paid In-Kind Interest. Notwithstanding Section 3.01(a), at any time during the PIK Period, Borrower may elect to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: (i) if Borrower has not achieved the Revenue Milestone, (1) only 8.25% of the 12.25% per annum interest in cash and (2) 4.00% of the 12.25% per annum interest as compounded interest, added to the aggregate principal amount of the Loans and (ii) if Borrower has achieved the Revenue Milestone, (1) only 8.00% of the 11.50% per annum interest in cash and (2) 3.50% of the 11.50% per annum interest as compounded interest, added to the aggregate principal amount of the Loans (in each case, the amount of any such compounded interest in this Section 3.02(d) being a “PIK Loan”). The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans.
3.03    Prepayments.
(a)    Optional Prepayments. Upon not less than three (3) Business Days’ prior written notice to Administrative Agent (or such shorter period as may be agreed to in Administrative Agent’s sole discretion), Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day (a “Redemption Date”) for an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium, if any, plus any accrued but unpaid interest and any fees then due and owing (such aggregate amount, the “Redemption Price”). The applicable “Prepayment Premium” shall be an amount calculated pursuant to Section 3.03(a)(i).
(i)    If the Redemption Date occurs:
(A)    on or prior to the fourth (4th) Payment Date, the Prepayment Premium shall be an amount equal to 8.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;
(B)    after the fourth (4th) Payment Date, and on or prior to the eighth (8th) Payment Date, the Prepayment Premium shall be an amount equal to 6.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;
(C)    after the eighth (8th) Payment Date, and on or prior to the twelfth (12th) Payment Date, the Prepayment Premium shall be an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; and

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(D)    after the twelfth (12th) Payment Date, there shall be no Prepayment Premium owing on any such Redemption Date.
(ii)    For purposes of this Section 3.03(a), the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date.
(iii)    No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).
The Prepayment Premium in this Section 3.03(a) shall be in addition to any payments required pursuant to the Fee Letter.
(b)    Mandatory Prepayments.
(i)    Asset Transactions. In the event of any Asset Transaction or series of Asset Transactions (other than any Asset Transaction permitted under Section 9.09(a), (b), (c), (d), (h), (i), (j) or (m) or any Permitted Commercialization Arrangements, excluding in each case any such transaction or arrangement consisting of or including an exclusive license of the Intellectual Property in a field of use or scope covering the Product within the United States), yielding Asset Transaction Net Proceeds in excess of $1,000,000 in the aggregate (or, in the case of Asset Transactions permitted under Section 9.09(h), yielding Asset Transaction Net Proceeds in excess of $5,000,000 individually or $20,000,000 in the aggregate for all such Asset Transactions), Borrower shall provide five (5) days’ prior written notice of the closing of such Asset Transaction to Administrative Agent and, if within such notice period Majority Lenders or Administrative Agent advise Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(i), Borrower shall: (x) if the assets sold, transferred, leased or licensed represent all or substantially all of the assets of the Obligors, prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Asset Transaction in accordance with Section 3.03(a), and (y) in the case of all other Asset Transactions not described in the foregoing clause (x), prepay the Loans in an amount equal to the amount of the Asset Transaction Net Proceeds of such Asset Transaction credited in the following order:
(A)    first, in reduction of Borrower’s obligation to pay any unpaid interest and any fees then due and owing (including any fees payable pursuant to the Fee Letter);
(B)    second, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 13.03 then due and owing;
(C)    third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;
(D)    fourth, in reduction of any other Obligation then due and owing; and
(E)    fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

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(ii)    Change of Control. In the event of a Change of Control, Borrower shall immediately provide notice of such Change of Control to Administrative Agent and, if within 10 days of receipt of such notice Majority Lenders or Administrative Agent advise Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(ii), Borrower shall prepay the outstanding Loans in an amount equal to the Redemption Price applicable on the date of such Change of Control in accordance with Section 3.03(a) and any fees payable pursuant to the Fee Letter.
SECTION 4
PAYMENTS, ETC.
4.01    Payments.
(a)    Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by Administrative Agent by notice to Borrower, not later than 4:00 p.m. (Central time) on the date that is five (5) Business Days prior to the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
(b)    Application of Payments. Each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).
(c)    Non-Business Days. If the due date of any payment under this Agreement (other than of principal of or interest on the Loans) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
4.02    Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.
4.03    Notices. Each notice of optional prepayment shall be effective only if received by Administrative Agent not later than 4:00 p.m. (Central time) on the date three (3) Business Days prior to the date of prepayment (or such shorter period as may be agreed to in Administrative Agent’s sole discretion). Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.
4.04    Set-Off.
(a)    Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Administrative Agent, any Lender

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and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each Lender and each of their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.
(b)    Exercise of Rights Not Required. Nothing contained herein shall require Administrative Agent, any Lender or any of their respective Affiliates to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.
4.05    Pro Rata Treatment.
(a)    Unless Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to Administrative Agent, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Administrative Agent by the required time on the applicable Borrowing Date therefor, such Lender and Borrower severally agree to pay to Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
(b)    Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank

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compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Obligor.
(c)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Proportionate Share, of such payment on account of the Loans, such Lender shall (i) notify Administrative Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders, as applicable (directly or through Administrative Agent), without recourse, such participations in the Loans made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Proportionate Shares, as applicable; provided, however, that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.05(c) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 4.05(c) shall be required to implement the terms of this Section 4.05(c). Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 4.05(c) and shall in each case notify the Lenders following any such purchase. Borrower consents on behalf of itself and each other Obligor to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.
SECTION 5
YIELD PROTECTION, ETC.
5.01    Additional Costs.
(a)    Change in Requirements of Law Generally. If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve

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System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)    Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.
(c)    Notification by Lender. Each Lender (directly or through Administrative Agent) will promptly notify Borrower in writing of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01, and such notice must describe the event and provide a computation of the additional amount claimed, all in reasonable detail. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.
(d)    Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.
(e)    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to

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demand such compensation; provided, however, that no Obligor shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Obligor of the adoption of or change in any Requirement of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
5.02    Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower in writing thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law; provided, however, that, notwithstanding anything contained herein to the contrary, no Prepayment Premium shall be owing on the date of such prepayment solely as a result of a prepayment pursuant to this Section 5.02.
5.03    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the Applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by Borrower. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of each Lender, timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 5, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

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(d)    Indemnification. The Obligors shall jointly and severally reimburse and indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that Borrower shall not be required to indemnify a Recipient pursuant to this Section 5.03(d) to the extent that such Recipient fails to notify Borrower of its intent to make a claim for indemnification under this Section within 180 days after a claim is asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.
(e)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall timely deliver to Borrower (directly or through Administrative Agent) such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. federal withholding Taxes, such Lender has received written notice from Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender shall timely deliver (directly or through Administrative Agent) such other documentation prescribed by applicable law as reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to Borrower (directly or through Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

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(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI (or successor form);
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner.
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower (directly or through Administrative Agent) at the time or times prescribed by law as reasonably requested by Borrower or Administrative Agent any necessary forms and information reasonably

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requested by Borrower or Administrative Agent to establish that such Lender is not subject to withholding tax under FATCA.
(iii)    Each Lender agrees that if any form or certification it previously delivered becomes inaccurate in any respect or if Borrower notifies such Lender that any form or certification such Lender previously made available has expired or become obsolete in any respect, such Lender shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
SECTION 6
CONDITIONS PRECEDENT
6.01    Conditions to Effectiveness.

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(a)    Documentary Deliveries. The Lenders shall have received the following documents on the Effective Date, each of which shall be in form and substance reasonably satisfactory to the Lenders:
(i)    Agreement. This Agreement duly executed and delivered by Borrower and each of the other parties hereto.
(ii)    Fee Letter. The Fee Letter, duly executed and delivered by Borrower and Administrative Agent.
(iii)    Perfection Certificate. The Perfection Certificate, duly executed and delivered by Borrower.
(iv)    Disclosure Letter. The Disclosure Letter, duly executed and delivered by Borrower.
(b)    No Default; Representations and Warranties. Both immediately prior to the execution of this Agreement on the Effective Date and after giving effect thereto:
(i)    no Default shall have occurred and be continuing;
(ii)    the representations and warranties in Section 7 shall be true on and as of the Effective Date in all material respects (unless qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects); and
(iii)    no Material Adverse Effect has occurred or is reasonably likely to occur.
6.02    Conditions to the First Borrowing. The obligation of each Lender to make a Loan as part of the first Borrowing shall not become effective until the following conditions precedent shall have been satisfied or waived in writing by the Majority Lenders:
(a)    Borrowing Date. Such Borrowing shall be made within ten (10) Business Days after the Effective Date.
(b)    Amount of First Borrowing. The amount of such Borrowing shall equal $80,000,000.
(c)    No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.
(d)    Lien Searches. Lenders shall be satisfied with Lien searches regarding Borrower and its Subsidiaries prior to the Effective Date.
(e)    Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Lenders:
(i)    Security Documents.

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(A)    The Security Agreement, duly executed and delivered by each of the Obligors.
(B)    Each of the Short-Form IP Security Agreements in respect of Intellectual Property owned by any Obligor in the United States, duly executed and delivered by the applicable Obligor.
(C)    Original share certificates or other documents or evidence of title with regard to all Equity Interests owned by the Obligors (to the extent that such Equity Interests are certificated), together with share transfer documents, undated and executed in blank.
(D)    The Security Agreement Disclosure Letter, duly executed and delivered by Borrower.
(E)    Evidence of filing of UCC-1 financing statements against each Obligor in its jurisdiction of formation or incorporation, as the case may be.
(F)    Without limitation, all other documents and instruments reasonably required to perfect the Secured Parties’ Lien on, and security interest in, the Collateral required to be delivered on or prior to such Borrowing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.
(ii)    Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the making and performance by the Obligors of the Loan Documents and the Transactions.
(iii)    Corporate Documents. Certified copies of the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation) and of resolutions of the board of directors (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party.
(iv)    Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.
(v)    Officer’s Certificate. A certificate, dated such Borrowing Date and signed by the Chief Executive Officer, the President, a Vice President or a financial officer of Borrower, confirming compliance with the conditions set forth in Section 6.05.
(vi)    Opinions of Counsel. A favorable opinion, dated such Borrowing Date, of counsel to each Obligor (other than nura, Inc.) in form acceptable to the Lenders and their counsel, responsive to the requests set forth in Exhibit E.
(vii)    Payoff Letter. A duly executed and delivered payoff letter from Oxford Finance LLC, in form and substance reasonably satisfactory to Administrative Agent.

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(viii)    Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to Section 8.05 and the designation of the Lenders as the lender’s loss payees or additional named insured, as the case may be, thereunder.
6.03    Conditions to Second Borrowing. The obligation of each Lender to make a Loan as part of one second Borrowing is subject to the following conditions precedent, which shall have been satisfied or waived in writing by the Majority Lenders:
(a)    First Borrowing. The first Borrowing shall have occurred.
(b)    Borrowing Date. Such Borrowing shall occur on or prior to September 19, 2017.
(c)    Amount of Borrowing. The amount of such Borrowing shall be in an amount not to exceed $25,000,000, as set forth in the Notice of Borrowing.
(d)    Borrowing Milestone. The Obligors shall have achieved (i) Revenue from the sale of the Product of at least $18,000,000 during any consecutive three (3) month period after the date hereof or (ii) an Average Market Capitalization of at least $700,000,000 for any consecutive three (3) month period after the date hereof; provided, however, in each case, that the applicable consecutive three (3) month period ends on or prior to June 30, 2017.
(e)    Notice of Milestone Achievement and Review. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.03(d) no later than 30 days thereafter, and the Lenders shall have been reasonably satisfied with the results of their review of the Obligors’ Revenue by examining Borrower’s books and records or Borrower’s Market Capitalization calculations, as applicable.
(f)    Notice of Borrowing. A Notice of Borrowing shall have been received no later than 60 calendar days after satisfaction of the condition set forth in Section 6.03(d).
(g)    Financing Fee. Except in the case of any PIK Loan, Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter.
6.04    Conditions to Third Borrowing. The obligation of each Lender to make a Loan as part of one third Borrowing is subject to the following conditions precedent, which shall have been satisfied or waived in writing by the Majority Lenders:
(a)    Prior Borrowings. The first Borrowing shall have occurred.
(b)    Borrowing Date. Such Borrowing shall occur on or prior to March 21, 2018.
(c)    Amount of Borrowing. The amount of such Borrowing shall be in an amount not to exceed $20,000,000, as set forth in the Notice of Borrowing.
(d)    Borrowing Milestone. The Obligors shall have achieved (i) Revenue from the sale of the Product of at least $25,000,000 during any consecutive three (3) month period after the date hereof or (ii) an Average Market Capitalization of at least $1,000,000,000 for any

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consecutive three (3) month period after the date hereof; provided, however, in each case, that the applicable consecutive three (3) month period ends on or prior to December 31, 2017.
(e)    Notice of Milestone Achievement and Review. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.04(d) no later than 30 days thereafter, and the Lenders shall have been reasonably satisfied with the results of their review of the Obligors’ Revenue by examining Borrower’s books and records or Borrower’s Market Capitalization calculations, as applicable.
(f)    Notice of Borrowing. A Notice of Borrowing shall have been received no later than 60 calendar days after satisfaction of the condition set forth in Section 6.04(d).
(g)    Financing Fee. Except in the case of any PIK Loan, Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter.
6.05    Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing (including the first Borrowing) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date, which shall have been satisfied or waived in writing by the Lenders:
(a)    Commitment Period. Except in the case of any PIK Loan, such Borrowing Date shall occur during the Commitment Period.
(b)    No Default; Representations and Warranties. Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:
(i)    no Default shall have occurred and be continuing or would result from such proposed Loan or the application of the proceeds thereof;
(ii)    the representations and warranties in Section 7 shall be true on and as of the Borrowing Date in all material respects (unless qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects), and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date); and
(iii)    no Material Adverse Effect has occurred or is reasonably likely to occur after giving effect to such proposed Borrowing.
(c)    Notice of Borrowing. Except in the case of any PIK Loan, Administrative Agent shall have received a Notice of Borrowing as and when required pursuant to Section 2.02.
Each Borrowing shall constitute a certification by Borrower to the effect that the conditions set forth in this Section 6.05 have been fulfilled as of the applicable Borrowing Date.

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SECTION 7
REPRESENTATIONS AND WARRANTIES
Each Obligor represents and warrants to Administrative Agent and the Lenders that:
7.01    Power and Authority. Each of Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other equivalent power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify could (either individually or in the aggregate) not reasonably be expected to have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.
7.02    Authorization; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.03    Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party on the part of any Obligor, except for (i) such as have been obtained or made and are in full force and effect and (ii) material filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower and its Subsidiaries other than any such violations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) will not violate any order of any Governmental Authority other than any such violations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default under any agreement or instrument governing any Indebtedness of Borrower or its Subsidiaries or any other material agreement or instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (e) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.

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7.04    Financial Statements; Material Adverse Change.
(a)    Financial Statements. Borrower has heretofore furnished to the Lenders, as of the Closing Date and the first Borrowing Date, its unaudited consolidated financial statements for the quarter ended June 30, 2016 and its annual audited consolidated financial statements for the year ended December 31, 2015, and as of any other date, certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements previously-delivered statements of the type described in Section 8.01(b). Neither Borrower nor any of its Subsidiaries has any material contingent liabilities not disclosed in the aforementioned financial statements.
(b)    No Material Adverse Change. Since December 31, 2015, there has been no Material Adverse Change.
7.05    Properties.
(a)    Property Generally. Each Obligor has good and marketable fee simple title to, or valid leasehold interests in, all its real and tangible personal Property material to its business, subject only to Permitted Liens and except as would not reasonably be expected to interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Intellectual Property. The Obligors represent and warrant to the Lenders as follows, as of the date hereof, each Borrowing Notice Date and each Borrowing Date:
(i)    Schedule 7.05(b)(i) to the Disclosure Letter (as amended from time to time by Borrower in accordance with Section 7.20) contains:
(A)    a complete and accurate list of all applied for or granted Patents owned by or exclusively licensed to any Obligor, including the jurisdiction and patent number;
(B)    a complete and accurate list of all applied for or registered Trademarks owned by or licensed to any Obligor, including the jurisdiction, trademark application or registration number and the application or registration date; and
(C)    a complete and accurate list of all applied for or registered Copyrights owned by or licensed to any Obligor;
(ii)    Each Obligor is (x) the sole or, to the extent each other owner is also an Obligor, joint owner of all right, title and interest in and to, subject to any licenses granted under a Material Agreement or as permitted under Section 9.09 of this Agreement, and/or (y) holds exclusive license rights in and to and has the right to use the Obligor Intellectual Property with no breaks in chain of title with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii) to the Disclosure Letter:

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(A)    other than with respect to the Material Agreements, or as permitted by Section 9.09, the Obligors have not transferred ownership of Material Intellectual Property, in whole or in part, to any other Person who is not an Obligor;
(B)    other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements or material transfer agreements, or (iii) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other written agreements or arrangements relating to the Obligors’ Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors;
(C)    the use of any of the material Obligor Intellectual Property in the manner used by the Obligor in the conduct of its business as of the date hereof, to any Obligor’s Knowledge, does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person that is material to Obligor’s business;
(D)    except as set forth in the Public Filings prior to the Effective Date, there are no pending or, to any Obligor’s Knowledge, threatened Claims against the Obligors asserted by any other Person relating to the material Obligor Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; no Obligor has received any written notice from any Person that any Obligor business, the use of the material Obligor Intellectual Property, or the manufacture, use or sale of any product or the performance of any service by any Obligor infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;
(E)    except as set forth in the Public Filings prior to the Effective Date, no Obligor has any Knowledge that the Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors. Without limiting the foregoing, except as set forth in the Public Filings prior to the Effective Date, no Obligor has put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Obligor Intellectual Property; no Obligor has initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;
(F)    all relevant current and former employees and contractors of each Obligor have executed written confidentiality and invention assignment Contracts with such Obligor that irrevocably assign to such Obligor or its designee all of their rights to any Inventions relating to any of Obligor’s business;
(G)    to the Knowledge of the Obligors, the Obligor Intellectual Property is all the Intellectual Property materially necessary for the operation of Obligors’ business as it is currently conducted or as currently contemplated to be conducted, except for licenses to non-target specific third party Intellectual Property related to the engineering, expression and purification of biologics that may need to be licensed and are generally available for license, as is

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standard in the industry for the manufacture of biologics, in connection with Borrower’s biologics programs;
(H)    each Obligor has taken reasonable precautions to protect the secrecy, confidentiality and value of its Obligor Intellectual Property consisting of trade secrets and confidential information;
(I)    each Obligor has delivered or provided access to Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property;
(J)    except as set forth in the Public Filings prior to the Effective Date, there are no pending or, to the Knowledge of any of the Obligors, threatened in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements;
(iii)    With respect to the Obligor Intellectual Property owned by any Obligor consisting of Patents, except as set forth in Schedule 7.05(b)(ii) to the Disclosure Letter, and without limiting the representations and warranties in Section 7.05(b)(ii):
(A)    except as set forth in the Public Filings prior to the Effective Date, each of the issued claims in such Patents, to Obligors’ Knowledge, is valid and enforceable;
(B)    the inventors claimed in such Patents have executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to an Obligor or predecessor-in-interest all of their rights to any of the Inventions claimed in such Patents to the extent permitted by applicable law;
(C)    except as set forth in the Public Filings prior to the Effective Date, none of the Patents, or the Inventions claimed in them, have been dedicated to the public except as a result of intentional decisions made by the applicable Obligor;
(D)    to any Obligor’s Knowledge, except as set forth in the Public Filings prior to the Effective Date, all prior art material to such Patents was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by applicable law or regulation;
(E)    subsequent to the issuance of such Patents, neither any Obligor nor their predecessors in interest, have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;
(F)    no allowable or allowed subject matter of such Patents, to any Obligor’s Knowledge, is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination or opposition proceedings, nor are the Obligors aware of any basis for any such interference, re-examination or opposition proceedings;

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(G)    no such Patents, to any Obligor’s Knowledge, have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable Patent Office recorded with respect to any Patents and as set forth in the Public Filings, no Obligor has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;
(H)    no Obligor has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of such Patents is more likely than not to succeed;
(I)    except as set forth in the Public Filings prior to the Effective Date, no Obligor has any Knowledge that any Obligor or any prior owner of such Patents or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and
(J)    all maintenance fees, annuities, and the like due or payable on the Patents have been timely paid or the failure to so pay was the result of an intentional decision by the applicable Obligor or would not reasonably be expected to result in a Material Adverse Change.
(c)    Material Intellectual Property. Schedule 7.05(c) to the Disclosure Letter (as amended from time to time by Borrower in accordance with Section 7.20) contains an accurate list of the Obligor Intellectual Property the loss of which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.
7.06    No Actions or Proceedings.
(a)    Litigation. There is no litigation, investigation or proceeding pending or, to any Obligor’s Knowledge, threatened with respect to Borrower and its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06 to the Disclosure Letter or disclosed in the Public Filings prior to the Effective Date or (ii) that involves this Agreement or the Transactions.
(b)    Environmental Matters. The operations and Property of Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.
(c)    Labor Matters. Borrower and its Subsidiaries have not engaged in unfair labor practices that would reasonably be expected to have a Material Adverse Effect and there are no

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labor actions or disputes involving the employees of Borrower or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
7.07    Compliance with Laws and Agreements. Each of the Obligors is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
7.08    Taxes. Except as set forth on Schedule 7.08 to the Disclosure Letter, all federal and material state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been timely paid (except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP). No Tax Return is under audit or examination by any Governmental Authority and no notice of any material audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Laws and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
7.09    Full Disclosure. Obligors have disclosed to Administrative Agent and the Lenders all Material Agreements to which any Obligor is a party, and all other matters to any Obligor’s Knowledge, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Obligor to Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is not to be viewed as facts, and that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material).
7.10    Regulation.
(a)    Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

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(b)    Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.
(c)    OFAC; Sanctions, Etc. Neither Borrower nor any of its Subsidiaries nor, to the knowledge of any Obligor, any director or officer or Affiliate of Borrower or any Subsidiary (i) is currently the subject of any Sanctions or is a Sanctioned Person, (ii) is located (or has its assets located), organized or residing in any Sanctioned Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any impermissible transaction with any Person who is now or was then, as applicable, the subject of Sanctions or who is now or was then, as applicable, located, organized or residing in any Sanctioned Jurisdiction, (iv) directly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) has taken any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, or (vi) has violated any Anti-Money Laundering Laws. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the knowledge of Borrower, indirectly, to lend, contributed or provide to, or has been or will be otherwise made available to fund, any impermissible activity or business of any Person located, organized or residing in any Sanctioned Jurisdiction or who is the subject of any Sanctions or otherwise in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Each of Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Related Persons with the Anti-Corruption Laws.
7.11    Solvency. Each Obligor is and, immediately after giving effect to the Borrowing and the use of proceeds thereof will be, Solvent.
7.12    Subsidiaries. Set forth on Schedule 7.12 to the Disclosure Letter is a complete and correct list of all Subsidiaries as of the date hereof. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12 to the Disclosure Letter, and the percentage ownership by Borrower of each such Subsidiary is as shown in said Schedule 7.12 to the Disclosure Letter.
7.13    Indebtedness and Liens. Set forth on Schedule 7.13(a) to the Disclosure Letter is a complete and correct list of all Indebtedness of each Obligor the outstanding principal amount thereof as of the date hereof exceeds $500,000. Schedule 7.13(b) to the Disclosure Letter is a complete and correct list of all Liens affirmatively granted by Borrower and other Obligors with respect to their respective Property (other than non-exclusive licenses) and outstanding as of the date hereof.
7.14    Material Agreements. Set forth on Schedule 7.14 to the Disclosure Letter (as amended from time to time by Borrower in accordance with Section 7.20) is a complete and correct list of (i) each Material Agreement and (ii) each agreement creating or evidencing any Material Indebtedness. No Obligor is in default under any such Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14 to the Disclosure Letter, all material vendor purchase agreements and provider contracts of

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the Obligors are in full force and effect without material modification from the form in which the same were disclosed to Administrative Agent and the Lenders, except for such modifications as would not reasonably be expected to be adverse to the interests of the Lenders.
7.15    Restrictive Agreements. None of the Obligors is subject to any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in contracts (including without limitation leases and in‑bound licenses of Intellectual Property) restricting the assignment thereof, (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(h), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness, or (z) as such may apply to the interest of any Obligor in a Permitted Commercialization Arrangement Vehicle), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary (each, a “Restrictive Agreement”), except (i) those listed on Schedule 7.15 to the Disclosure Letter or otherwise permitted under Section 9.11, (ii) restrictions and conditions imposed by law or by this Agreement, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder; (iv) any stockholder agreement, charter, by laws or other organizational documents of Borrower or any Subsidiary as in effect on the date hereof; and (v) limitations associated with Permitted Liens.
7.16    Real Property.
(a)    Generally. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 to the Disclosure Letter (as amended from time to time by Borrower in accordance with Section 7.20).
(b)    Borrower Lease. (i) Borrower has delivered a true, accurate and complete copy of the Borrower Lease to Administrative Agent.
(ii)    The Borrower Lease is in full force and effect and no material default has occurred under the Borrower Lease and, to the Knowledge of Borrower, there is no existing condition which, but for the passage of time or the giving of notice, could reasonably be expected to result in a material default under the terms of the Borrower Lease.
(iii)    Borrower is the tenant under the Borrower Lease and has not transferred, sold, assigned, conveyed, disposed of, mortgaged, pledged, hypothecated, or encumbered any of its interest in, the Borrower Lease.
7.17    Pension Matters. Schedule 7.17 to the Disclosure Letter sets forth, as of the date hereof, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of

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ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the date hereof, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.
7.18    Collateral; Security Interest. Each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral, which security interests are first-priority (subject only to Permitted Priority Liens).
7.19    Regulatory Approvals. Borrower and its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all material Regulatory Approvals, material licenses, material permits and similar material governmental authorizations of a Governmental Authority necessary or required for Borrower and its Subsidiaries to conduct their operations and business in the manner currently conducted.
7.20    Update of Schedules. Each of Schedules 7.05(b)(i), 7.05(b)(ii), 7.05(c), 7.08, 7.14 and 7.16 to the Disclosure Letter may be updated by Borrower from time to time in order to ensure the continued accuracy of such Schedule as of any upcoming date on which representations and warranties are made incorporating the information contained on such Schedule. Such update may be accomplished by Borrower providing to Administrative Agent, in writing (including by electronic means), a revised version of such Schedule in accordance with the provisions of Section 13.02. Each such updated Schedule shall be effective immediately upon the receipt thereof by the Lenders.
SECTION 8
AFFIRMATIVE COVENANTS
Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnity obligations) have been paid in full indefeasibly in cash:

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8.01    Financial Statements and Other Information. Borrower will furnish to Administrative Agent:
(a)    as soon as available and in any event within five (5) Business Days following the date Borrower files or is required to file (or would be required to file if it were subject to the reporting requirements under the Exchange Act) a Quarterly Report on Form 10-Q with the SEC, the consolidated balance sheets of the Obligors as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower stating that such financial statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that, so long as Borrower is subject to the public reporting requirements of the Exchange Act, Borrower’s filing of a Quarterly Report on Form 10-Q with the SEC shall be deemed to satisfy the requirements of this Section 8.01(a) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;
(b)    as soon as available and in any event within five (5) Business Days following the date Borrower files or is required to file (or would be required to file if it were subject to the reporting requirements under the Exchange Act) its Annual Report on Form 10-K with the SEC, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young LLP (or (i) another “Big Four” public accounting firm or BDO USA, LLP or (ii) another firm of independent certified public accountants of recognized national standing acceptable to the Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards; provided that, so long as Borrower is subject to the public reporting requirements of the Exchange Act, Borrower’s filing of an Annual Report on Form 10-K with the SEC shall be deemed to satisfy the requirements of this Section 8.01(b) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;
(c)    together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate of a Responsible Officer as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit D (a “Compliance Certificate”) including any written communications from auditors regarding any material issues (including, but not limited to, failures to comply with internal controls and allegations of fraud);
(d)    as soon as available, but in any event within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2016, a consolidated financial forecast

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for Borrower and its Subsidiaries for the following fiscal year, including forecasted consolidated balance sheets, consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year;
(e)    promptly, and in any event within five Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which an Obligor may become subject from time to time concerning any investigation or possible investigation or similar inquiries by such agency regarding financial or other operational results of such Obligor;
(f)    promptly following Administrative Agent’s request at any time, the information regarding insurance maintained by Borrower and its Subsidiaries as required under Section 8.05;
(g)    promptly following Administrative Agent’s request at any time, proof of Borrower’s compliance with Section 10.01; and
(h)    within five (5) Business Days of delivery, copies of all statements, reports and notices (including board kits or other similar distribution) made available to holders of Borrower’s Equity Interests in their capacity as such or holders of Permitted Cure Debt; provided that (1) any such material may be redacted by Borrower to exclude information relating to the Lenders (including Borrower’s strategy regarding the Loans) and to exclude information if Borrower determines, based on the advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege and (2) information required to be delivered pursuant to this Section 8.01(g) that is included in a report or other document filed or furnished by Borrower with the SEC shall be deemed to satisfy the requirements of this Section 8.01(g) on the date on which such information is first available via the SEC’s EDGAR system or a successor system related thereto so long as such information is so filed or furnished concurrently with such information being made available to holders of Borrower’s Equity Interests or holders of Permitted Cure Debt.
8.02    Notices of Material Events. Borrower will furnish to Administrative Agent written notice of the following, except as otherwise set forth below, promptly after a Responsible Officer first learns of the existence of:
(a)    the occurrence of any Default;
(b)    notice of the occurrence of any event with respect to an Obligor’s tangible property or assets resulting in a Loss to the extent not covered by insurance aggregating $500,000 (or the Equivalent Amount in other currencies) or more;
(c)    (A) any proposed acquisition of stock, assets or property by any Obligor that would reasonably be expected to result in a material environmental liability under Environmental Laws, and (B)(1) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported by Borrower or any of its Subsidiaries to any Governmental Authority under applicable Environmental Laws, and (2) all material actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to any Obligor’s Knowledge, threatened in writing against Borrower or any of its Subsidiaries or with

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respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;
(d)    the assertion of any environmental matter by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged material violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $500,000 other than any environmental matter or alleged violation that, if adversely determined, could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect;
(e)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(f)    (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;
(g)    (i) the termination of any Material Agreement other than upon its schedule termination date as set forth in the applicable Material Agreement; (ii) the receipt by Borrower or any of its Subsidiaries of a written notice from a counterparty asserting a default or breach by Borrower or any of its subsidiaries under any Material Agreement where such alleged default or breach, if accurate, would permit such counterparty to terminate such Material Agreement; (iii) the entering into of any new Material Agreement by an Obligor; or (iv) any material amendment to a Material Agreement in any manner adverse to Lenders; provided that (1) notices required for this subsection (g) may be delivered with Borrower’s quarterly Compliance Certificate unless any of the foregoing events would reasonably be expected to have a Material Adverse Effect and (2) for so long as Borrower is subject to the public reporting requirements of the Exchange Act, items (i), (iii) and (iv) shall be deemed to be furnished in writing pursuant to this clause (g) on the date on which such information is first available via the SEC’s EDGAR system or any successor thereto (provided, however, that, if Borrower redacts any part of such agreement or other document that it files with the SEC, then Borrower shall, prior to or concurrently with filing such agreement or document with the SEC, deliver to Administrative Agent a completely unredacted version of such agreement or document);
(h)    the reports and notices as required by the Security Documents;
(i)    concurrently with the delivery of each Compliance Certificate, notice of any material change in accounting policies or financial reporting practices by the Obligors;
(j)    promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor

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disruption against or involving an Obligor, in each case which would reasonably be expected to have a Material Adverse Effect;
(k)    a material licensing agreement or arrangement entered into by Borrower or any Subsidiary in connection with any infringement or alleged infringement of the Intellectual Property of another Person;
(l)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(m)    promptly after receipt thereof, notices on any developments on the pass-through reimbursement status (or any successor payment methodology thereto) on Product;
(n)    concurrently with the delivery of each Compliance Certificate, the creation or other acquisition of any Intellectual Property by Borrower or any Subsidiary after the date hereof and during such prior fiscal year which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent Governmental Authority in Canada, the European Union, Norway, Switzerland and Japan;
(o)    any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Administrative Agent an updated Annex 7 to the Security Agreement Disclosure Letter setting forth a complete and correct list of all such accounts as of the date of such change; or
(p)    such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as Administrative Agent may from time to time reasonably request.
Each notice delivered under this Section 8.02 (except for noticed deemed delivered under Section 8.02(g)(2)) shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
8.03    Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, for all Obligors other than Borrower except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.
8.04    Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all material lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately

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reserved against in accordance with GAAP; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien, except to the extent such claims are being contested in good faith by appropriate procedures and are adequately reserved against in accordance with GAAP.
8.05    Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of Administrative Agent or the Majority Lenders, such Obligor shall furnish Administrative Agent from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Such Obligor also shall furnish to Administrative Agent from time to time upon the request of Administrative Agent or the Majority Lenders a certificate from such Obligor’s insurance broker or other insurance specialist stating that all policies relating to insurance on the Collateral are in full force and effect. Such Obligor shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be cancelled without at least 10 days’ prior written notice to such Obligor and Administrative Agent, other than any annual renewal or replacement of expiring insurance policies on terms that are not materially adverse to such Obligor relative to the expiring policies.
8.06    Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made sufficient for the preparation of financial statements in accordance with GAAP. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent, upon reasonable prior notice and, in the case of representatives who are not employees of Administrative Agent or its Affiliates conditioned upon such representative(s) having first entered into a confidentiality agreement with Borrower in form reasonably acceptable to Borrower, to visit and inspect its properties, to examine and make extracts from its books and records (excluding records subject to attorney-client privilege or subject to binding confidentiality agreements with third parties), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and during normal business hours (but not more often than once a year unless an Event of Default has occurred and is continuing) as Administrative Agent may request. The Obligors shall pay all documented out-of-pocket costs of all such inspections.
8.07    Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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8.08    Maintenance of Properties, Etc.
(a)    Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.
(b)    Without limiting the generality of Section 8.08(a), each Obligor shall comply with each of the following covenants with respect to the Borrower Lease:
(i)    Borrower shall diligently perform and timely observe all of the material terms, covenants and conditions of the Borrower Lease on the part of Borrower to be performed and observed prior to the expiration of any applicable grace period therein provided (unless being contested in good faith) and do everything commercially reasonable to preserve and to keep unimpaired and in full force and effect the Borrower Lease during its term.
(ii)    Borrower shall promptly notify Administrative Agent of the giving of any written notice by Borrower Landlord to Borrower of any default by Borrower thereunder, and promptly deliver to Administrative Agent a true copy of each such notice. If Borrower shall be in default under the Borrower Lease, Administrative Agent and the Lenders shall have the right (but not the obligation) to cause the default or defaults under the Borrower Lease to be remedied and otherwise exercise any and all rights of Borrower under the Borrower Lease, as may be necessary to prevent or cure any default. Any amounts paid by Administrative Agent or any Lender pursuant to this Section 8.08(b) shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”
(iii)    Borrower shall use commercially reasonable efforts to enforce, in a commercially reasonable manner and as determined in its reasonable judgment, each material covenant or obligation of Borrower Landlord in the Borrower Lease in accordance with its terms. Subject to the terms and requirements of the Borrower Lease, within ten (10) days after receipt of written request by Administrative Agent or Lenders, Borrower shall use reasonable efforts to obtain from Borrower Landlord under the Borrower Lease and furnish to Administrative Agent an estoppel certificate from Borrower Landlord stating the date through which rent has been paid and whether or not, to Borrower Landlord’s knowledge, there are any defaults thereunder and specifying the nature of such claimed defaults, if any, and such other matters as Administrative Agent or Lenders may reasonably request or in the form required pursuant to the terms of the Borrower Lease. Borrower shall furnish to Administrative Agent all information that Administrative Agent or Lenders may reasonably request from time to time in the possession of Borrower (or reasonably available to Borrower) concerning the Borrower Lease and Borrower’s compliance with the Borrower Lease.
(iv)    Promptly upon a Responsible Officer of Borrower obtaining Knowledge that Borrower Landlord has failed to perform the material terms and provisions under the Borrower Lease and promptly upon a Responsible Officer of Borrower obtaining Knowledge of a rejection or disaffirmance or purported rejection or disaffirmance of the Borrower Lease pursuant to any state or federal bankruptcy law, shall notify Administrative Agent thereof. Borrower shall promptly notify Administrative Agent of any request that any party to the

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Borrower Lease makes for arbitration or other dispute resolution procedure pursuant to the Borrower Lease and of the institution of any such arbitration or dispute resolution. Borrower shall promptly deliver to Administrative Agent a copy of the determination of each such arbitration or dispute resolution mechanism.
(v)    Borrower shall promptly, after any Responsible Officer obtaining Knowledge of such filing notify Administrative Agent orally of any filing by or against Borrower Landlord under the Borrower Lease of a petition under the Bankruptcy Code or other applicable law. Borrower shall thereafter promptly give written notice of such filing to Administrative Agent, setting forth any information known to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Administrative Agent any and all notices, summonses, pleadings, applications and other documents received by Borrower from Borrower Landlord or the applicable court in connection with any such petition and any proceedings relating to such petition.
8.09    Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all material licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.10    Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties that in each case is reasonably likely to cause a Material Adverse Effect, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.
8.11    Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
8.12    Certain Obligations Respecting Subsidiaries; Further Assurances.
(a)    Subsidiary Guarantors. Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries (other than any Excluded Foreign Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)(i)) are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than any Excluded Foreign Subsidiary that is not required to be a Subsidiary Guarantor under of Section 8.12(b)(i)), such Obligor and its Subsidiaries will

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within thirty (30) days of such formation or concurrently with such acquisition (or such longer period as may be agreed by Administrative Agent in its sole discretion):
(i)    cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;
(ii)    take such action or cause such Subsidiary to take such action (including delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the personal property of such new Subsidiary (other than Excluded Assets) as collateral security for the obligations of such new Subsidiary hereunder;
(iii)    to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Secured Parties in respect of all outstanding issued shares of such Subsidiary; and
(iv)    deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Sections 6.01 and 6.02 or as Administrative Agent or the Majority Lenders shall have reasonably requested;
provided that no Obligor may transfer any assets, property or cash to such newly formed or acquired Subsidiary until all actions required by this Section 8.12(a) have been taken with react to such newly formed or acquired Subsidiary.
(b)    Excluded Foreign Subsidiaries.
(i)    Subject to Section 8.12(c), in the event that, at any time, Excluded Foreign Subsidiaries have, in the aggregate, (x) total Revenues constituting 5% or more of the total Revenues of Borrower and its Subsidiaries on a consolidated basis, or (y) total assets constituting 5% or more of the total assets of Borrower and its Subsidiaries on a consolidated basis, promptly (and, in any event, within 30 days after such time) Obligors shall cause one or more of such Excluded Foreign Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Subsidiaries become Subsidiary Guarantors, the non-guarantor Excluded Foreign Subsidiaries in the aggregate shall cease to have Revenues or assets, as applicable, that meet the thresholds set forth in clauses (x) and (y) above; provided that no Excluded Foreign Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole.
(ii)    Subject to Section 8.12(c), with respect to each First-Tier Foreign Subsidiary that is not a Subsidiary Guarantor, such Obligor shall grant a security interest and Lien in 65% of each class of voting Equity Interest and 100% of all other Equity Interests in such First-Tier Foreign Subsidiaries in favor of the Secured Parties as Collateral for the Obligations.

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Without limiting the generality of the foregoing, in the event that any Obligor shall form or acquire any new Subsidiary that is a First-Tier Foreign Subsidiary, such Obligor will promptly and in any event within thirty (30) days of the formation or acquisition of such Subsidiary (or such longer time as consented to by Administrative Agent in writing) grant a security interest and Lien in 65% of each class of voting Equity Interests and 100% of all other Equity Interests of such Subsidiary in favor of the Secured Parties as Collateral for the Obligations (provided that, in the case of a First-Tier Foreign Subsidiary that is a Subsidiary Guarantor, such Obligor shall grant a security interest and Lien in 100% of the Equity Interests of such Subsidiary in favor of the Secured Parties as Collateral for the Obligations), including entering into any necessary local law security documents and delivery of certificated securities issued by such First-Tier Foreign Subsidiary.
(c)    Further Assurances. Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement.
Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent or the Majority Lenders to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the property of such Obligor as collateral security for the Obligations; provided that (i) any such security interest or Lien shall be subject to the relevant requirements of the Security Documents, (ii) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in immaterial assets, including immaterial Intellectual Property; (iii) no filings in respect of any security interest or Lien shall be required in any jurisdiction that imposes recording fees based on the aggregate principal amount of Indebtedness secured (except where the Lenders are willing to bear all such filing costs in excess of the amounts specified in the proviso below); (iv) no actions in any jurisdiction outside the United States shall be required where the cost of obtaining or perfecting a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby, as reasonably determined by Administrative Agent (in consultation with the Obligors); provided further that any such foreign guarantees and foreign security will be limited or not required if (or to the extent) (A) it is limited by applicable corporate benefit, maintenance of capital, “thin capitalization” rules and financial assistance restrictions or (B) if the same would violate the fiduciary duties of a Subsidiary’s directors or contravene any legal prohibition or regulatory condition or it is generally accepted (taking into account market practice in respect of the giving of guarantees and security for financial obligations in the relevant jurisdiction) that it would result in a material risk of personal or criminal liability on the part of any officer or director of a Subsidiary; provided that, notwithstanding any provision under this Agreement or other Loan Document to the contrary, Borrower and its Subsidiaries shall not be responsible for legal and filing costs, fees, expenses and other amounts in excess of $25,000 in respect of actions required under this Section 8.12 or Section 8.15(b) for each foreign jurisdiction, or $100,000 in the aggregate for all foreign jurisdictions.
8.13    Termination of Non-Permitted Liens. In the event that any Responsible Officer of

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Borrower or any of its Subsidiaries shall have Knowledge or be notified by Administrative Agent or any Lender of the existence of any outstanding Lien against any Property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, each Obligor shall use its best efforts to promptly terminate or cause the termination of such Lien.
8.14    Intellectual Property. In the event that the Obligors acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).
8.15    Post-Closing Items.
(a)    Within sixty (60) days after the Effective Date, or such other date as Administrative Agent may in its sole discretion permit, Borrower shall cause Borrower Landlord to execute and deliver a Landlord Consent to Administrative Agent.
(b)    Within thirty (30) days after the Effective Date, or such other date as Administrative Agent may in its sole discretion permit, Borrower shall deliver to Administrative Agent duly executed control agreements in favor of Administrative Agent for all Deposit Accounts, Securities Accounts and Commodities Accounts owned by Obligors in the United States (other than Excluded Accounts, as defined in the Security Agreement); provided, however, that Borrower shall not be required to obtain control agreements for its Deposit Accounts at East West Bank as long as such accounts contain less than $250,000 in the aggregate and are closed within sixty (60) days after the Effective Date.
(c)    Within sixty (60) days after the Effective Date, or such other date as Administrative Agent may in its sole discretion permit, Borrower shall deliver to Administrative Agent such foreign filings as the Lenders may require with respect to foreign Material Intellectual Property and evidence of filing thereof.
(d)    Within thirty (30) days after the Effective Date, or such other date as Administrative Agent may in its sole discretion permit, Borrower shall enter into a subordination agreement in form and substance reasonably acceptable to Administrative Agent and the Majority Lenders with Vulcan Inc. and Cougar Investment Holdings, LLC (which form shall be no less favorable to Administrative Agent and the Lenders than the Vulcan Lien Subordination Agreement is to Oxford Finance LLC).
(e)    Within sixty (60) days after the Effective Date, or such other date as Administrative Agent may in its sole discretion permit, Borrower shall deliver to Administrative Agent duly executed and delivered copies of such acknowledgement letters as are reasonably requested by Administrative Agent with respect to Liens existing as of the date of the Agreement.

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SECTION 9
NEGATIVE COVENANTS
Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnity obligations) have been paid in full indefeasibly in cash:
9.01    Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:
(a)    the Obligations;
(b)    Indebtedness existing on the date hereof (other than Indebtedness incurred pursuant to the Oxford Agreement) and set forth in Part II of Schedule 7.13(a) to the Disclosure Letter and Permitted Refinancings thereof;
(c)    Permitted Priority Debt;
(d)    accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(e)    Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Obligor in the ordinary course of business;
(f)    Indebtedness of any Obligor to any other Obligor;
(g)    Guarantees by any Obligor of Indebtedness permitted under this Section 9.01;
(h)    Guarantees by any Subsidiary that is not a Subsidiary Guarantor of Indebtedness of any other Subsidiary that is not a Subsidiary Guarantor;
(i)    normal course of business equipment financing consisting of purchase money obligations and Capital Lease Obligations; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $2,500,000 (or the Equivalent Amount in other currencies) at any time;
(j)    Permitted Cure Debt and any Permitted Refinancings thereof;
(k)    Indebtedness of any Subsidiary not a Subsidiary Guarantor to any other Subsidiary not a Subsidiary Guarantor;
(l)    Unsecured Indebtedness in connection with corporate credit cards in an aggregate principal amount not exceed the greater of (x) $600,000 and (y) 0.5% of the prior fiscal year’s operating expenses, in each case at any time outstanding;

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(m)    Indebtedness in respect of any agreement providing for treasury, depositary, cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, securities settlements, foreign exchange contracts, assumed settlement, netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements, in each case in the ordinary course of business;
(n)    Indebtedness with respect to letters of credit outstanding and secured solely by cash and/or Permitted Cash Equivalent Investments; provided that the outstanding principal amount of such Indebtedness shall not exceed $5,000,000 at any time outstanding;
(o)    obligations under bona fide time-based licenses of Borrower or any Subsidiary in the ordinary course of business;
(p)    advance or deposits from customers or vendors received in the ordinary course of business and held with a deposit bank insured by the Federal Deposit Insurance Corporation;
(q)    (i) Indebtedness in an outstanding principal amount of up to $5,000,000 incurred, assumed or otherwise acquired in connection with a Permitted Acquisition (which may be Indebtedness existing prior to the Permitted Acquisition secured by the assets acquired as described in Section 9.02(k)(ii)); provided that, unless such Indebtedness was previously existing and not incurred in connection with such Permitted Acquisition, such Indebtedness is unsecured and subordinated to the Obligations pursuant to a subordination agreement in substantially the form of Exhibit G or otherwise satisfactory to the Majority Lenders and (ii) Permitted Refinancings thereof;
(r)    Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;
(s)     Indebtedness consisting of (i) the bona fide financing of insurance premiums or self-insurance obligations (which must be commercially reasonable and consistent with insurance practices generally) or (ii) take-or-pay obligations contained in supply or similar agreements, in each case, in the ordinary course of business;
(t)    other unsecured Indebtedness in an aggregate principal amount not to exceed $300,000 at any time outstanding;
(u)    (i) workers' compensation claims, payment obligations in connection with health disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations or (ii) Indebtedness related to employee benefit plans, including, without limitation, annual employee bonuses, accrued wage increases and 401(k) plan matching obligations, in each case incurred in the ordinary course of Borrower’s or its Subsidiary’s business;
(v)    Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes) in an aggregate

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notional amount for all such Hedging Agreements not in excess of $2,000,000 (or the Equivalent Amount in other currencies);
(w)    contingent return obligations consistent with market practice in respect of unspent advances to Borrower by a third-party entity (each such entity, a “Research Partner”) whereby such funds are used to pay costs and expenses for the research performed and expenses incurred by Borrower in compliance with agreements between Borrower and such Research Partner;
(x)    from the Closing Date until the date of the first Borrowing, Indebtedness incurred under the Oxford Agreement; and
(y)    Indebtedness approved in advance in writing by the Majority Lenders.
9.02    Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or Revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens securing the Obligations;
(b)    any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the date hereof and set forth in Part II of Schedule 7.13(b) to the Disclosure Letter; provided that (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)    Liens described in the definition of “Permitted Priority Debt”;
(d)    Liens securing Indebtedness permitted under Section 9.01(i); provided that such Liens are restricted solely to the collateral described in Section 9.01(i);
(e)    Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens, liens relating to leasehold improvements and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;
(f)    pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;
(g)    Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

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(h)    servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;
(i)    with respect to any real Property, (A) (i) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors and (B) leases or subleases granted in the ordinary course of business;
(j)    Bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;
(k)    (i) Liens securing Indebtedness permitted in reliance on Section 9.01(q), provided that the Indebtedness secured by such Liens was incurred prior to, and not in contemplation of, such Permitted Acquisition and that such Liens extend solely to the assets acquired in such Permitted Acquisition; and (ii) Liens on property acquired in and existing at the time of a Permitted Acquisition, provided that such Liens do not attach to any other property of any other Obligor or Subsidiary; and provided further that such Liens are of the type otherwise permitted under this Section 9.02;
(l)    Non-exclusive licenses or sublicenses, leases or subleases of property (other than real Property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit an Obligor from granting Control Agent or any Lender a security interest in such property;
(m)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 11.01(k);
(n)    cash collateral arrangements made (i) with respect to letters of credit permitted by Section 9.01(n) but not exceeding the amount of the Indebtedness permitted by Section 9.01(n);
(o)    Liens consisting of Asset Transactions permitted under Section 9.09;
(p)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(q)    from the Closing Date until the date of the first Borrowing, Liens securing Indebtedness under the Oxford Agreement; and

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(r)    Liens the creation of which did not involve Borrower’s or its Subsidiaries’ consensual participation or involvement encumbering assets not to exceed $50,000 in the aggregate in any fiscal year;
provided that no Lien otherwise permitted under any of the foregoing Sections 9.02(c) through (j), (m), (n), (p) and (r) shall apply to any Material Intellectual Property.
9.03    Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (iii) make any Acquisition or otherwise acquire any business or substantially all the property from, or capital stock of, or be a party to any acquisition of, any Person, except:
(a)    Investments permitted under Section 9.05(e);
(b)    the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor; provided that, in the case of a merger, amalgamation or consolidation with or into Borrower, Borrower shall be the surviving entity;
(c)    the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor; and
(d)    the sale, transfer or other disposition of the capital stock of any Subsidiary Guarantor to any other Obligor;
(e)    Permitted Acquisitions for total consideration in an aggregate amount for all such Permitted Acquisitions not exceeding 20% of the Market Capitalization (measured, with respect to any particular Permitted Acquisition, as of the trading day immediately preceding the execution of the definitive documentation relating to such Permitted Acquisition);
(f)    the merger, amalgamation or consolidation of a wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to such transaction is an Obligor, the surviving entity of such transaction shall be an Obligor);
(g)    any Subsidiary that is not an Obligor may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower;
(h)    any Asset Transaction permitted by Section 9.09 (other than Section 9.09(f)); and
(i)    Borrower and its Subsidiaries may enter into Permitted Commercialization Arrangements.
9.04    Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the date hereof by Borrower or any Subsidiary or a business reasonably related thereto or reasonable extensions thereof.

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9.05    Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:
(a)    Investments outstanding on the date hereof and identified in Schedule 9.05 to the Disclosure Letter;
(b)    operating deposit accounts with banks;
(c)    extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services or licensing transactions in the ordinary course of business;
(d)    Permitted Cash Equivalent Investments;
(e)    Investments by any Obligor in Borrower’s wholly-owned Subsidiary Guarantors (for greater certainty, Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries);
(f)    Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $2,000,000 (or the Equivalent Amount in other currencies);
(g)    Investments consisting of security deposits with utilities, landlords, vendors and other like Persons made in the ordinary course of business;
(h)    employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $250,000 outstanding at any time (or the Equivalent Amount in other currencies);
(i)    Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;
(j)    Investments (excluding non-exclusive license of Intellectual Property and license of Intellectual Property that are exclusive to jurisdictions outside the United States only) as part of a Permitted Commercialization Arrangement, provided that the value of the cash and tangible property components of such Investment (valued at cost) shall not at any time exceed $2,500,000 in the aggregate at any time outstanding for all such Permitted Commercialization Arrangements taken together;
(k)    Investments acquired as a result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition, in an aggregate amount not to exceed $1,000,000 at any time outstanding (or such higher threshold as consented to by Administrative Agent, such consent not to be unreasonably withheld);

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(l)    Investments permitted by Borrower’s investment policy as in effect as of the date of this Agreement, with such changes thereto as shall be approved by Borrower’s board of directors with the written consent of the Majority Lenders; and
(m)    Investments permitted under Section 9.03.
9.06    Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)    Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock (other than Disqualified Equity);
(b)    any Subsidiary Guarantor may declare and pay dividends to any other Obligor;
(c)    Borrower may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its capital stock or other Equity Interests;
(d)    for payments pursuant to employee stock plans, which payments must not exceed $100,000 in any fiscal year;
(e)    Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Equity Interests of Borrower;
(f)    Borrower may make repurchases of capital stock of Borrower deemed to occur upon the exercise of options, warrants or other rights to acquire capital stock of Borrower solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or such rights;
(g)    Borrower may honor conversion or exercise requests in respect of any convertible or exercisable securities of Borrower pursuant to the terms of such securities or in exchange therefor to the extent such convertible or exercisable securities are converted into, exchanged for or exercised for Equity Interests of Borrower (other than Disqualified Equity);
(h)    Borrower may make Restricted Payments in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans;
(i)    Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights for no or nominal consideration not to exceed $0.001 per right, provided that such redemption is in accordance with the terms of such plan;
(j)    Borrower or any Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable law in connection with any Permitted Acquisition; provided that such amounts when taken together with the aggregate consideration paid or payable for all Permitted Acquisitions shall not exceed the amounts permitted by Section 9.03(e); and

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(k)    a Restricted Payment by any Subsidiary that is not a Subsidiary Guarantor to Borrower or any other Subsidiary.
9.07    Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Indebtedness, (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(f) and (iv) on or prior to the first Borrowing Date, payments due under the Oxford Agreement.
9.08    Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.
9.09    Sales of Assets, Exclusive Licenses, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of any of its Property (including accounts receivable and capital stock of Subsidiaries) or exclusively license (in terms of geography or field of use) the Product to any Person in one transaction or series of transactions (any thereof, an “Asset Transaction”), except:
(a)    transfers of cash in the ordinary course of its business for equivalent value;
(b)    sales of inventory in the ordinary course of its business on ordinary business terms;
(c)    development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices where such licenses are provided for in development and other collaborative arrangements that require periodic payments based on per unit sales of a product over a period of time and provided that such license does not effect a legal transfer of title to such Intellectual Property rights and such licenses must be true licenses as opposed to licenses that are sales transactions in substance;
(d)    transfers of Property by any Subsidiary Guarantor to any other Obligor;
(e)    dispositions of any Property that is surplus, obsolete or worn out or no longer used or useful in the Business;
(f)    any transaction permitted under Section 9.03 or 9.05;
(g)    licenses for the use of the Intellectual Property of Borrower or its Subsidiaries (but not to any of Borrower’s Affiliates except for a Permitted Commercialization Arrangement Vehicle) that are approved by Borrower’s board of directors and which would not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete areas outside of the United States; except that Borrower or its Subsidiaries may not grant to another party an exclusive license of the Intellectual Property of Borrower or its Subsidiaries in the field of use or scope covering the Product within the United States;

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(h)    assignments, licenses, sublicenses, sales or other transfers of any Obligor’s Intellectual Property specifically related to individual GPCR targets (but not the GPCR platform as a whole) in connection with the development and commercialization thereof as contemplated by the Vulcan Agreement;
(i)    one or more licenses granted (i) pursuant to the Fagron License or any Fagron Replacement License or (ii) in connection with exclusive manufacturing, fill-finish or packaging, marketing, promotion or distribution arrangements for or on behalf of Borrower entered into in the ordinary course of business; provided that each such license (x) does not effect a legal transfer of title to such Intellectual Property rights and (y) must be a true license as opposed to a license that is a sales transaction in substance;
(j)    dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;
(k)    dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such disposition are applied to the purchase price of such replacement equipment within 180 days;
(l)    dispositions resulting from casualty events or any other insured damage to any property or asset of any Obligor or any Obligor’s Subsidiary;
(m)    non-exclusive licenses of Borrower’s and its Subsidiaries’ Intellectual Property; and
(n)    any other Disposition the Asset Transaction Net Proceeds of which are applied as required under Section 3.03(b)(i).
9.10    Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)    transactions between or among Obligors;
(b)    any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09;
(c)    customary compensation (including equity based compensation) and indemnification of, and other employment or compensation arrangements with, directors, officers and employees of Borrower or any Subsidiary and reimbursement of expenses of current or former directors, officers and employees, in each case in the ordinary course of business,
(d)    Borrower may issue Equity Interests to Affiliates in exchange for cash, provided that the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower;

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(e)    the transactions set forth on Schedule 9.10 to the Disclosure Letter; and
(f)    transactions between an Obligor and Omeros London Limited with respect to the European operations of the Product that may be effected by Omeros London Limited as the Marketing Authorization Holder of the Product and any other transactions between an Obligor and Omeros London Limited in furtherance of the same; provided that, immediately prior to and immediately following any such transaction, Omeros London Limited shall not be required to become a Subsidiary Guarantor pursuant to Section 8.12.
9.11    Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (a) restrictions and conditions imposed by law or by the Loan Documents, (b) Restrictive Agreements listed on Schedule 7.15 to the Disclosure Letter, (c) restrictions or conditions imposed by an agreement relating to Permitted Priority Debt or Permitted Cure Debt and (d) prior to the first Borrowing Date, the Oxford Agreement.
9.12    Amendments to Material Agreements; Organizational Documents. Such Obligor will not, and will not permit any of its Subsidiaries to, enter into any material amendment to or material modification of any Material Agreement or terminate any Material Agreement (other than the termination of the Oxford Agreement or unless replaced with another agreement that, viewed as a whole, is on better terms for Borrower or such Subsidiary within 60 days of such termination) without, in each case, the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld or delayed). Such Obligor will not, and will not permit any of its Subsidiaries to, enter into any amendment to or modification of its organizational documents in a manner that could (a) be materially adverse to the rights or remedies of the Lenders under the Loan Documents or (b) prevent any Obligor from fulfilling, or limit any Obligor’s ability to fulfill, all of its obligations under the Loan Documents.
9.13    Operating Leases. Borrower will not, and will not permit any of its Subsidiaries to, make any expenditures in respect of operating leases, except for:
(a)    real estate operating leases;
(b)    operating leases between Borrower and any of its wholly-owned Subsidiaries or between any of Borrower’s wholly-owned Subsidiaries;
(c)    operating leases in respect of motor vehicles that would not cause Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $1,250,000 (or the Equivalent Amount in other currencies) in any fiscal year; and
(d)    other operating leases that would not cause Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $500,000 (or the Equivalent Amount in other currencies) in any fiscal year.
9.14    Sales and Leasebacks. Except as disclosed on Schedule 9.14 to the Disclosure Letter or as otherwise permitted by, and subject to the threshold and limitations of, Section 9.01(i) or Section 9.13, as applicable, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a

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Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (ii) which Borrower or such Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.
9.15    Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Change.
9.16    Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.
9.17    Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. No Obligor or Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan that would have a Material Adverse Effect.
SECTION 10
FINANCIAL COVENANTS
10.01    Minimum Liquidity. After the first Borrowing Date, Borrower shall maintain at all times Liquidity in an amount which shall exceed the greater of (i) $5,000,000 and (ii) to the extent Borrower has incurred Permitted Priority Debt, the minimum cash balance, if any, required of Borrower by Borrower’s Permitted Priority Debt creditors.
10.02    Minimum Revenue or Minimum Market Capitalization. Borrower shall have met the requirements set forth in either Section 10.02(a) or Section 10.02(b).
(a)    The Obligors shall have annual Revenue (for each respective calendar year, the “Minimum Required Revenue”):
(i)    during the twelve-month period beginning on January 1, 2016, of at least $35,000,000;
(ii)    during the twelve-month period beginning on January 1, 2017, of at least $55,000,000;
(iii)    during the twelve-month period beginning on January 1, 2018, of at least $65,000,000;
(iv)    during the twelve-month period beginning on January 1, 2019, of at least $75,000,000;

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(v)    during the twelve-month period beginning on January 1, 2020, of at least $90,000,000; and
(vi)    during the twelve-month period beginning on January 1, 2021, of at least $100,000,000.
For purposes of this Section 10.02(a), any Minimum Required Revenue shall be determined as of the last day of the twelve-month period set forth above.
(b)    At the end of the fifth (5th) Business Day following the announcement of earnings results for each calendar year, the Market Capitalization of Borrower shall be equal to or greater than the Market Cap Threshold.
10.03    Cure Right.
(a)    Notwithstanding anything to the contrary contained in Section 11, in the event that Borrower fails to comply with the covenants contained in Section 10.02(a)(i) through (vi) or Section 10.02(b) (such covenants for such applicable periods being the “Specified Financial Covenants”), Borrower shall have the right within 90 (ninety) days of the end of the respective calendar year:
(i)    to issue additional Equity Interests in exchange for cash (the “Equity Cure Right”), or
(ii)    to borrow Permitted Cure Debt (the “Subordinated Debt Cure Right” and, collectively with the Equity Cure Right, the “Cure Right”), in an amount equal to (x) one (1) multiplied by (y) the Minimum Required Revenue for the respective calendar year with respect to which the Cure Right is being exercised less the Obligors’ annual Revenue (the “Cure Amount”). The cash therefrom immediately shall be contributed as equity or subordinated debt (only as permitted pursuant to Section 9.01), as applicable, to Borrower, and upon the receipt by Borrower of the Cure Amount pursuant to the exercise of such Cure Right, such Cure Amount shall be deemed to constitute Revenue of the Obligors for purposes of the Specified Financial Covenants and the Specified Financial Covenants shall be recalculated for all purposes under the Loan Documents. If, after giving effect to the foregoing recalculation, Borrower shall then be in compliance with the requirements of the Specified Financial Covenants, Borrower shall be deemed to have satisfied the requirements of the Specified Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Specified Financial Covenants that had occurred, the related Default and Event of Default, shall be deemed cured without any further action of Borrower or Lenders for all purposes under the Loan Documents. Upon the Lenders’ receipt of a notice from Borrower that it intends to exercise the Cure Right with respect to Section 10.02(a) or (b) (the “Notice of Intent to Cure”), then, so long as no other Event of Default then exists and solely with respect to Borrower’s exercise of the Equity Cure Right and Subordinated Debt Cure Right, through the 90th day subsequent to the calendar year to which such Notice of Intent to Cure relates, neither Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither Administrative Agent nor any Lender shall exercise any right to

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foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 10.02(a) or (b) in respect of such calendar year; provided that, if Borrower fails to raise the Cure Amount on or before the 90th day subsequent to the calendar year to which such Notice of Intent to Cure relates, the applicable breach of the Specified Financial Covenants, the related Default and Event of Default, shall be deemed to have occurred as of the day following the last day of such calendar year and the Default Rate shall be deemed to have been implemented as of such date.
(b)    Notwithstanding anything herein to the contrary, the Cure Amount received by Borrower from investors investing in or lending to Borrower pursuant to Section 10.03(a) shall be used to immediately prepay the Loans, including any Prepayment Premium and any fees payable pursuant to the Fee Letter, credited in the order set forth in Sections 3.03(b)(i)(A)-(E).
SECTION 11
EVENTS OF DEFAULT
11.01    Events of Default. Each of the following events shall constitute an “Event of Default”:
(a)    Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of (i) in the case of Obligations payable on demand and consisting of indemnified amounts or costs and expenses, fifteen (15) Business Days, and (ii) in all other cases, seven (7) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;
(d)    any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02 (and such failure continues unremedied for five (5) days), 8.03 (with respect to Borrower’s existence), 8.11, 8.12(a) and (b), 8.14, 9 or 10;
(e)    any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, if such failure shall continue unremedied for a period of thirty (30) or more days after written notice thereof from the Lenders is received by a Responsible Officer of Borrower;

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(f)    Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;
(g)    (i) any material breach of, or “event of default” or similar event by any Obligor under, any Material Agreement shall occur, which would give the counterparty to such Material Agreement the right to terminate such Material Agreement pursuant to the terms thereof (after giving effect to any applicable grace or cure period and provided that such material breach, “event of default” or similar event is not being contested in good faith with reasonable basis by such Obligor) and the termination of which would reasonably be expected to result in a Material Adverse Effect, to the extent that (1) the Obligor has received written notice of termination of such Material Agreement and (2) the counterparty to such Material Agreement has not waived such material breach, “event of default” or similar event within twenty (20) Business Days of the Obligor’s receipt of the written notice, (ii) any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur and continue unredeemed, uncured or unwaived for a period of five (5) Business Days after the expiration of any cure period thereunder or (iii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.
(h)    any Obligor with assets (at fair market value) constituting more than five percent (5%) of the asset value of Borrower and its Subsidiaries on a consolidated basis:
(i)    becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;
(ii)    commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);
(iii)    institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

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(iv)    applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or
(v)    takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h) or (i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;
(i)    any petition is filed, application made or other proceeding instituted against or in respect of any Obligor with assets (at fair market value) constituting more than five percent (5%) of the asset value of Borrower and its Subsidiaries on a consolidated basis:
(i)    seeking to adjudicate it as insolvent;
(ii)    seeking a receiving order against it;
(iii)    seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or
(iv)    seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of ninety (90) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided further that if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
(j)    any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(h) or (i);
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $500,000 (or the Equivalent Amount in other currencies) (to the extent not covered by independent third party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against any Obligor or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment;

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(l)    (i) an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $500,000 in any year or (ii) $1,500,000 for all periods until repayment of all Obligations;
(m)    a Change of Control shall have occurred;
(n)    a Material Adverse Change shall have occurred;
(o)    [Reserved];
(p)     (i) any Lien created by any of the Security Documents over Collateral that individually or in the aggregate exceeds $250,000 in market value shall at any time not constitute a valid and perfected Lien on the applicable Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) to the extent required by the Security Documents, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14) shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14), or the enforceability thereof, shall be repudiated or contested by any Obligor; and
(q)    any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Product or its commercially available successors in the United States for more than 60 consecutive calendar days;
11.02    Remedies. (a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by written notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (including fees specified in the Fee Letter), shall become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.
(b)    Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Redemption Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.
(c)    Prepayment Premium and Redemption Price. (i) For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and the fees specified in the

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Fee Letter that are payable upon the repayment of the Loans shall be due and payable whenever so stated in this Agreement and the Fee Letter, or by any applicable operation of law, regardless of the circumstances causing any related acceleration or payment prior to the Stated Maturity Date, including without limitation any Event of Default or other failure to comply with the terms of this Agreement, whether or not notice thereof has been given, or any acceleration by, through or on account of any bankruptcy filing.
(ii)    For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and any fees specified in the Fee Letter shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of written notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including, without limitation, where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Prepayment Premium or Redemption Price as provided herein). The Obligors and Lenders acknowledge and agree that any Prepayment Premium and the fees specified in the Fee Letter due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under section 502(b)(3) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.
(iii)    Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Redemption Price and the fees specified in the Fee Letter in each and every circumstance such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including without limitation in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and Borrower hereby waives, to the extent permitted by applicable law, any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives, to the extent permitted by applicable law, any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach hereof or thereof by Borrower shall constitute secured obligations owing to the Lenders.
SECTION 12
ADMINISTRATIVE AGENT
12.01    Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender hereby irrevocably appoints CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative

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Agent under such Loan Documents, (iii) act as agent of such Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto.
(b)    Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) enter into subordination agreements with respect to Permitted Cure Debt, intercreditor agreements with respect to Permitted Priority Debt or any other subordination agreement or intercreditor agreement with respect to Indebtedness of an Obligor, (viii) enter into Non-Disturbance Agreements and similar agreements in accordance with Section 2.07, and (ix) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct any Lender to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)    Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to

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assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in the foregoing clauses (i) through (iii).
12.02    Binding Effect. Each Lender agrees that (i) any action taken by Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
12.03    Use of Discretion. (a) No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)    Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a), Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
12.04    Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through or to any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any other Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
12.05    Reliance and Liability. (a) Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)    None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert any right, claim

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or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:
(i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);
(ii)    shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)    makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and
(iv)    shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.
12.06    Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

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12.07    Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Obligor and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.
12.08    Expenses; Indemnities. (a) Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
(b)    Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s or such Related Person’s gross negligence or willful misconduct.
12.09    Resignation of Administrative Agent. (a) Administrative Agent may resign at any time by delivering written notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this Section 12.09(a) shall be subject to the prior written consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(b)    Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders

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shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 12.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.
12.10    Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:
(a)    any Subsidiary of Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12; and
(b)    any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in any Collateral pursuant to Section 8.12 after giving effect to such Asset Transaction have been granted, (ii) any property subject to a Lien described in Section 9.02(d) and (iii) all of the Collateral and all Obligors, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations that Administrative Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations for which a claim has been made, in amounts and on terms and conditions and with parties satisfactory to the Majority Lenders and each Indemnitee that is owed such Obligations and (D) to the extent requested by Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to Administrative Agent.
Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 12.10.
12.11    Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a

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writing in form and substance acceptable to Administrative Agent) this Section 12 and the decisions and actions of Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (b) each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
SECTION 13
MISCELLANEOUS
13.01    No Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
13.02    Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy, facsimile or electronic means) delivered, if to Borrower, another Obligor, Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger. All such communications provided for herein by telecopy, facsimile or electronic means shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notwithstanding anything to the contrary in this Agreement, all notices, documents, certificates and other deliverables to the Lenders by any Obligor may be made solely to Administrative Agent and Administrative Agent shall promptly deliver such notices, documents, certificates and other deliverables to the other Lenders hereunder.
13.03    Expenses, Indemnification, Etc.

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(a)    Expenses. Borrower agrees to pay or reimburse (i) Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Cooley LLP, special counsel to Administrative Agent and the Lenders (provided that it is understood and agreed that general descriptions of work performed by counsel to Administrative Agent and the Lenders shall be “documented” for purposes of this Section 13.03(a)) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) Administrative Agent and the Lenders for all of their documented out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that Borrower shall not be required to pay or reimburse any amounts pursuant to Section 13.03(a)(i)(x) in excess of the Expense Cap and that any such expenses shall be subject to the limitations set forth in Section 8.12(c); provided further that, so long as the first Borrowing is made, such fees incurred prior to the first Borrowing Date shall be credited from the fees paid by Borrower pursuant to the Fee Letter.
(b)    Indemnification. Borrower hereby indemnifies Administrative Agent, each Lender, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory and whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors and whether or not the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) arises from any dispute among Indemnified Parties not involving any action of an Obligor. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special

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or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.
13.04    Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders (or Administrative Agent on behalf of such Majority Lenders); provided however, that:
(a)    the written consent of all of the Lenders shall be required to:
(i)    amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;
(ii)    amend the provisions of Section 6;
(iii)    amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or
(iv)    amend this Section 13.04; and
(b)    no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by Administrative Agent in addition to any signature otherwise required.
Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
13.05    Successors and Assigns.
(a)    General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Loan Documents to an assignee (i) in accordance with the provisions of Section 13.05(b), (ii) by way of participation in accordance

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with the provisions of Section 13.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any of the Lenders may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that (i) no such assignment shall be made to Borrower, an Affiliate of Borrower, or any employees or directors of Borrower at any time and (ii) so long as no Event of Default has occurred and is continuing and except in connection with an assignment by a Lender to its Affiliate, the assigning Lender shall provide written notice of such assignment to Borrower at least five Business Days prior thereto. Subject to the recording thereof by Administrative Agent pursuant to Section 13.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 13.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.05(e).
(c)    Amendments to Loan Documents. Each of Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 13.05.
(d)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.05 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 871(h)(2) and 881(c)(2) of the Code.

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(e)    Participations. Any of the Lenders may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with the Lenders in connection therewith.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 13.05(f), Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letter of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letters of credit or its other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.
(g)    Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders

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from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.
13.06    Survival. The obligations of the Obligors under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14, 13.16, 13.20 and Section 14 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty.
13.07    Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
13.08    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
13.09    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.
13.10    Jurisdiction, Service of Process and Venue.
(a)    Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 13.10(a) is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.
(b)    Alternative Process. Nothing herein shall in any way be deemed to limit the ability of Administrative Agent or the Lenders to serve any such process or summonses in any other manner permitted by applicable law.
(c)    Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan

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Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.
13.11    Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.12    Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or Revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.
13.13    Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
13.14    Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
13.15    No Fiduciary Relationship. Each Obligor acknowledges that Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.
13.16    Confidentiality. Each of Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below) and not use the Information for purposes other than as provided for herein (including this Section 13.16) or in furtherance of and the enforcement of the terms of this Agreement and their respective business as agent or lenders, as

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the case may be (including any financing activities in connection therewith), except that Information may be disclosed (a) to its Affiliates, to its Related Persons and to service providers to Administrative Agent and the Lenders in connection with the administration and enforcement of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall undertake in writing or shall otherwise be obligated to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Persons (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to a binding agreement containing provisions substantially the same as those of this Section 13.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (excluding any Person known by the assignor as a Person described in clause (1) or (2) of the definition of “Eligible Transferee”) or (ii) any actual or prospective party (or its Related Persons) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Loans or (ii) the CUSIP Global Services or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.16, or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower if such source was not, to the knowledge of Administrative Agent or such Lender or their respective Affiliates, as applicable, prohibited from disclosing such Information by a legal, contractual or fiduciary obligation. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and the material terms thereof to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
For purposes of this Section, “Information” means all information furnished by Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that the source was not, to the knowledge of the Administrative Agent or such Lender, prohibited from disclosing such Information by a legal, contractual or fiduciary obligation. Any Person required to maintain the confidentiality of Information as provided in this Section 13.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.17    USA PATRIOT Act. Administrative Agent and the Lenders hereby notify the Obligors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) or any Anti-Money Laundering Laws, they are required

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to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act and any other Anti-Money Laundering Laws.
13.18    Maximum Rate of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.
13.19    Waiver of Marshaling. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES AND RELEASES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ANY OBLIGOR, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY PAYMENTS MADE OR OBLIGATIONS PERFORMED.
13.20    Tax Treatment. The parties hereto agree (a) that any contingency associated with the Loans is described in Treasury Regulations Section 1.1272-1(c) and/or Treasury Regulations Section 1.1275-2(h), and therefore no Loan is governed by the rules set out in Treasury Regulations Section 1.1275-4, (b) except for a Lender described in Sections 871(h)(3) or 881(c)(3) of the Code, all interest on the Loans is “portfolio interest” within the meaning of Sections 871(h) or 881(c) of the Code, and therefore is exempt from withholding tax under Sections 1441(c)(9) or 1442(a) of the Code, and (c) to adhere to this Section 13.20 for federal income and any other applicable tax purposes and not to take any action or file any Tax Return, report or declaration inconsistent herewith.
13.21    Original Issue Discount. For purposes of Sections 1272, 1273 and 1275 of the Code, each Loan is being issued with original issue discount; please contact Michael A. Jacobsen, Chief Accounting Officer, 201 Elliott Ave. W., Seattle, WA 98119, telephone: (206) 676-5000 to obtain information regarding the issue price, the amount of original issue discount and the yield to maturity.

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SECTION 14
GUARANTEE
14.01    The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Secured Parties by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
14.02    Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 14.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(d)    any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.
The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust

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any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
14.03    Reinstatement. The obligations of the Subsidiary Guarantors under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of counsel (provided that it is understood and agreed that general descriptions of work performed by counsel to Administrative Agent and the Lenders shall be “documented” for purposes of this Section 14.03) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
14.04    Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations (other than contingent obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 14.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
14.05    Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 14.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 14.01.
14.06    Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.
14.07    Continuing Guarantee. The guarantee in this Section 14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

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14.08    Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 14.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 14 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
For purposes of this Section 14.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the first Borrowing Date, as of such Borrowing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.
14.09    General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 14.01 would otherwise, taking into account the provisions of Section 14.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

OMEROS CORPORATION

By /s/ Gregory A. Demopulos, M.D.
Name: Gregory A. Demopulos, M.D. Title: Chairman & Chief Executive Officer

Address for Notices: 201 Elliott Avenue West Seattle, Washington 98119 Attn: Chief Executive Officer Tel.: 206-676-5000 Fax: 206-676-5005 Email: gdemopulos@omeros.com with a copy to:

201 Elliott Avenue West Seattle, Washington 98119 Attn: General Counsel Tel.: 206-676-5000 Fax: 206-676-5005 Email: mkelbon@omeros.com

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SUBSIDIARY GUARANTOR:

NURA, INC.

By /s/ Gregory A. Demopulos, M.D.
Name: Gregory A. Demopulos, M.D. Title: President

Address for Notices: 201 Elliott Avenue West Seattle, Washington 98119 Attn: Chief Executive Officer Tel.: 206-676-5000 Fax: 206-676-5005 Email: gdemopulos@omeros.com with a copy to:

201 Elliott Avenue West Seattle, Washington 98119 Attn: General Counsel Tel.: 206-676-5000 Fax: 206-676-5005 Email: mkelbon@omeros.com

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ADMINISTRATIVE AGENT:
CRG SERVICING LLC

By /s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:    General Counsel
Tel.:    713.209.7350
Fax:    713.209.7351
Email:    adorenbaum@crglp.com

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LENDERS:

CRG PARTNERS III L.P.
By CRG PARTNERS III GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By /s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:    General Counsel
Tel.:    713.209.7350
Fax:    713.209.7351
Email:    adorenbaum@crglp.com

CRG PARTNERS III – PARALLEL FUND “A” L.P.
By CRG PARTNERS III – PARALLEL FUND “A” GP L.P., its General Partner
By CRG PARTNERS III – PARALLEL FUND “A” GP LLC, its General Partner

By /s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:    General Counsel
Tel.:    713.209.7350
Fax:    713.209.7351
Email:    adorenbaum@crglp.com

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CRG PARTNERS III (CAYMAN) L.P.
By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III (CAYMAN) GP LLC, its General Partner

By /s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

Witness:    /s/ Nicole Nesson

Name:    Nicole Nesson

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:    General Counsel
Tel.:    713.209.7350
Fax:    713.209.7351
Email:    adorenbaum@crglp.com

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Schedule 1
to Term Loan Agreement
COMMITMENTS

Lender	Commitment	Proportionate Share
CRG Partners III – Parallel Fund “A” L.P.	$19,792,667.19	15.83%
CRG Partners III L.P.	$31,088,862.50	24.87%
CRG Partners III (Cayman) L.P.	$74,118,470.31	59.29%
TOTAL	$125,000,000	100%

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Exhibit A
to Term Loan Agreement
FORM OF GUARANTEE ASSUMPTION AGREEMENT
GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a ________ [corporation][limited liability company][other type of entity] (the “Additional Subsidiary Guarantor”), in favor of CRG SERVICING LLC, as administrative agent and collateral agent (the “Administrative Agent”) for the benefit of the Secured Parties under that certain Term Loan Agreement, dated as of October 26, 2016 (as amended, restated, supplemented or otherwise modified, renewed, refinanced or replaced, the “Loan Agreement”), among OMEROS CORPORATION, a Washington corporation (“Borrower”), Administrative Agent, the lenders from time to time party thereto and the Subsidiary Guarantors from time to time party thereto. The terms defined in the Loan Agreement are herein used as therein defined.
Pursuant to Section 8.12(a) of the Loan Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Loan Agreement, and a “Grantor” for all purposes of the Security Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to the Lenders and their successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Section 14 of the Loan Agreement. In addition, as of the date hereof, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 7.01, 7.02, 7.03, 7.05(a), 7.06, 7.07, 7.08 and 7.18 of the Loan Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof.
The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 8.12(a) of the Loan Agreement to Administrative Agent.
IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By _______________________________________
Name:
Title:

Exhibit A-1
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Exhibit B
to Term Loan Agreement
FORM OF NOTICE OF BORROWING
Date : [__________]
To:    CRG Servicing LLC and the Lenders referred to below
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:    General Counsel
Re: Borrowing under Term Loan Agreement
Ladies and Gentlemen:
The undersigned, OMEROS CORPORATION, a Washington corporation (“Borrower”), refers to the Term Loan Agreement, dated as of October 26, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and the lenders from time to time party thereto and the subsidiary guarantors from time to time party thereto. The terms defined in the Loan Agreement are herein used as therein defined.
Borrower hereby gives you notice irrevocably, pursuant to Section 2.02 of the Loan Agreement, of the borrowing of the Loan specified herein:
1.    The proposed Borrowing Date is [__________].
2.    The amount of the proposed Borrowing is $[__________].
3.    The payment instructions with respect to the funds to be made available to Borrower are as follows:

Bank name:	[__________]
Bank Address:	[__________]
Routing Number:	[__________]
Account Number:	[__________]
Swift Code:	[__________]
Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed borrowing of the Loan, before and after giving effect thereto and to the application of the proceeds therefrom:
a)    the representations and warranties made by Borrower in Section 7 of the Loan Agreement shall be true in all material respects (unless qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date except that the

Exhibit B-1
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representation regarding representations and warranties that refer to a specific earlier date shall be that they were true on such earlier date;
b)    on and as of the Borrowing Date, there shall have occurred no Material Adverse Change since [__________]; and
c)    no Default exists or would result from such proposed Borrowing or the application of the proceeds thereof.

Exhibit B-2
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IN WITNESS WHEREOF, Borrower has caused this Notice of Borrowing to be duly executed and delivered as of the day and year first above written.

BORROWER:
OMEROS CORPORATION
By _______________________________________
Name:
Title:

Exhibit B-3
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Exhibit C-1
to Term Loan Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement, dated as of October 26, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Omeros Corporation, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and the lenders and the subsidiary guarantors from time to time party thereto. [______________________] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Lender hereby represents and warrants that:
1.    The Foreign Lender is the sole record owner of the Loans in respect of which it is providing this certificate;
2.    The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:
(a)    The Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b)    The Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
3.    The Foreign Lender is not a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
4.    The Foreign Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
5.     The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[Signature follows]

Exhibit C-1
137168310 v21

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.
[NAME OF NON-U.S. LENDER]
By _______________________________
Name:
Title:

Date: ____________________

Exhibit C-1
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Exhibit C-2
to Term Loan Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement, dated as of October 26, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Omeros Corporation, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and the lenders and the subsidiary guarantors from time to time party thereto. [______________________] (the “Foreign Participant”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Participant hereby represents and warrants that:
1.    The Foreign Participant is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;
2.    The Foreign Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:
(a)    The Foreign Participant is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b)    The Foreign Participant has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
3.    The Foreign Participant is not a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
4.    The Foreign Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
5.     The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[Signature follows]

Exhibit C-2
137168310 v21

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.
[NAME OF NON-U.S. PARTICIPANT]
By _______________________________
Name:
Title:

Date: ____________________

Exhibit C-2
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Exhibit C-3
to Term Loan Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement, dated as of October 26, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Omeros Corporation, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and the lenders and the subsidiary guarantors from time to time party thereto. [______________________] (the “Foreign Participant”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Participant hereby represents and warrants that:
1.    The Foreign Participant is the sole record owner of the participation in respect of which it is providing this certificate;
2.     The Foreign Participant’s direct or indirect partners/members are the sole beneficial owners of the participation in respect of which it is providing this certificate;
3.    Neither the Foreign Participant nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Participant further represents and warrants that:
(a)    neither the Foreign Participant nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b)    neither the Foreign Participant nor its direct or indirect partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
4.    Neither the Foreign Participant nor its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
5.    Neither the Foreign Participant nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
6.     The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption : (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[Signature follows]

Exhibit C-3
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IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.
[NAME OF NON-U.S. PARTICIPANT]
By _______________________________
Name:
Title:

Date: ____________________

Exhibit C-3
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Exhibit C-4
to Term Loan Agreement
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Term Loan Agreement, dated as of October 26, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Omeros Corporation, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and the lenders and the subsidiary guarantors from time to time party thereto. [______________________] (the “Foreign Lender”) is providing this certificate pursuant to Section 5.03(e)(ii)(B) of the Loan Agreement. The Foreign Lender hereby represents and warrants that:
1.    The Foreign Lender is the sole record owner of the Loans in respect of which it is providing this certificate;
2.     The Foreign Lender’s direct or indirect partners/members are the sole beneficial owners of the Loans in respect of which it is providing this certificate;
3.    Neither the Foreign Lender nor its direct or indirect partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:
(a)    neither the Foreign Lender nor its direct or indirect partners/members is subject to regulatory or other legal requirements as a bank in any jurisdiction; and
(b)    neither the Foreign Lender nor its direct or indirect partners/members has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;
4.    Neither the Foreign Lender nor its direct or indirect partners/members is a 10-percent shareholder of Borrower within the meaning of Section 881(c)(3)(B) of the Code; and
5.    Neither the Foreign Lender nor its direct or indirect partners/members is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
6.     The undersigned has furnished Administrative Agent and Borrower with an IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Exhibit C-4
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[Signature follows]

Exhibit C-4
137168310 v21

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.
[NAME OF NON-U.S. LENDER]
By _______________________________
Name:
Title:

Date: __________________

Exhibit C-4
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Exhibit D
to Term Loan Agreement
FORM OF COMPLIANCE CERTIFICATE
[DATE]
This certificate is delivered pursuant to Section 8.01(c) of, and in connection with the consummation of the transactions contemplated in, the Term Loan Agreement, dated as of October 26, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Omeros Corporation (“Borrower”), CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and the lenders and the subsidiary guarantors from time to time party thereto. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Loan Agreement.
The undersigned, a duly authorized Responsible Officer of Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of Borrower for the benefit of the Secured Parties and pursuant to Section 8.01(c) of the Loan Agreement that such Responsible Officer of Borrower is familiar with the Loan Agreement and that, in accordance with each of the following sections of the Loan Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:
In accordance with Section 8.01[(a)/(b)] of the Loan Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year] ended [__________] required to be delivered pursuant to Section 8.01[(a)/(b)] of the Loan Agreement. Such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of Borrower and its Subsidiaries as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)] [without qualification as to the scope of the audit or as to going concern and without any other similar qualification. The examination by such auditors in connection with such financial statements has been made in accordance with the standards of the United States’ Public Company accounting Oversight Board (or any successor entity).]
Attached hereto as Annex B are the calculations used to determine compliance with each financial covenant contained in Section 10 of the Loan Agreement.
No Default or Event of Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which Borrower proposes to take the actions set forth on Annex C].

1 Insert language in brackets only for quarterly certifications.
2 Insert language in brackets only for annual certifications.

Exhibit D-1
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[Except as provided on Annex D, no Material Agreement has been terminated other than upon its scheduled termination date, (ii) Borrower or its Subsidiaries has not received written notice from a counterparty asserting a default or breach by Borrower or any of its subsidiaries under any Material Agreement where such alleged default or breach, if accurate, would permit such counterparty to terminate such Material Agreement, (iii) no new Material Agreement has been entered into by an Obligor and (iv) no material amendment to a Material Agreement in any manner is materially adverse to Lender.]
[Attached hereto as Annex E are the material changes, if any, in accounting policies or reporting practices of the Obligors.]
[Attached hereto as Annex F is a list of (1) Copyrights registered with the U.S Copyright Office and (ii) Trademarks registered or Patents issued by the U.S. Patent and Trademark Office that were created or acquired since the delivery of the last Compliance Certificate.]

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.
OMEROS CORPORATION

By _______________________________________
Name:
Title:

Exhibit D-2
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Annex A to Compliance Certificate
FINANCIAL STATEMENTS
[see attached]

Exhibit D-3
137168310 v21

Annex B to Compliance Certificate
CALCULATIONS OF FINANCIAL COVENANT COMPLIANCE

I.	Section 10.01: Minimum Liquidity
A.
Amount of unencumbered (other than Liens securing the Obligations and Liens permitted pursuant to Section 9.02(c) and Section 9.02(j); provided that, with respect to cash subject to a Lien in connection with Permitted Priority Debt, there is no default under the documentation governing the Permitted Priority Debt) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a perfected security interest:
$__________
B.	The greater of:	$__________
(1) $5,000,000 and
(2) to the extent Borrower has incurred Permitted Priority Debt, the minimum cash balance required of Borrower by Borrower’s Permitted Priority Debt creditors
	Is Line IA equal to or greater than Line IB?	Yes: In compliance; No: Not in compliance
II.	Section 10.02(a)(i)-(vi) or Section 10.02(b): Minimum Revenue or Minimum Market Capitalization
A.1	Revenues during the twelve-month period beginning on January 1, 2016	$__________
A.2	Market Capitalization of Borrower and its Subsidiaries at the end of the fifth Business Day following the announcement of earnings results for 2016	$__________
A.3	Market Cap Threshold of Borrower at the end of the fifth Business Day following the announcement of earnings results for 2016	$__________
	Is (x) line II.A.1 equal to or greater than $35,000,000 or (y) line II.A.2 equal to or greater than line II.A.3?	Yes: In compliance; No: Not in compliance
B.1	Revenues during the twelve-month period beginning on January 1, 2017	$__________
B.2	Market Capitalization of Borrower and its Subsidiaries at the end of the fifth Business Day following the announcement of earnings results for 2017	$__________
B.3	Market Cap Threshold of Borrower at the end of the fifth Business Day following the announcement of earnings results for 2017	$__________

Exhibit D-4
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	Is (x) line II.B.1 equal to or greater than $55,000,000 or (y) line II.B.2 equal to or greater than line II.B.3?	Yes: In compliance; No: Not in compliance
C.1	Revenues during the twelve-month period beginning on January 1, 2018	$__________
C.2	Market Capitalization of Borrower and its Subsidiaries at the end of the fifth Business Day following the announcement of earnings results for 2018	$__________
C.3	Market Cap Threshold of Borrower at the end of the fifth Business Day following the announcement of earnings results for 2018	$__________
	Is (x) line II.A.1 equal to or greater than $65,000,000 or (y) line II.C.2 equal to or greater than line II.C.3?	Yes: In compliance; No: Not in compliance
D.1	Revenues during the twelve-month period beginning on January 1, 2019	$__________
D.2	Market Capitalization of Borrower and its Subsidiaries at the end of the fifth Business Day following the announcement of earnings results for 2019	$__________
D.3	Market Cap Threshold of Borrower at the end of the fifth Business Day following the announcement of earnings results for 2019	$__________
	Is (x) line II.D.1 equal to or greater than $75,000,000 or (y) line II.D.2 equal to or greater than line II.D.3?	Yes: In compliance; No: Not in compliance
E.1	Revenues during the twelve-month period beginning on January 1, 2020	$__________
E.2	Market Capitalization of Borrower and its Subsidiaries at the end of the fifth Business Day following the announcement of earnings results for 2020	$__________
E.3	Market Cap Threshold of Borrower at the end of the fifth Business Day following the announcement of earnings results for 2020	$__________
	Is (x) line II.A.1 equal to or greater than $90,000,000 or (y) line II.E.2 equal to or greater than line II.E.3?	Yes: In compliance; No: Not in compliance
F.1	Revenues during the twelve-month period beginning on January 1, 2021	$__________
F.2	Market Capitalization of Borrower and its Subsidiaries at the end of the fifth Business Day following the announcement of earnings results for 2021	$__________
F.3	Market Cap Threshold of Borrower at the end of the fifth Business Day following the announcement of earnings results for 2021	$__________
	Is (x) line II.F.1 equal to or greater than $100,000,000 or (y) line II.F.2 equal to or greater than line II.F.3?	Yes: In compliance; No: Not in compliance

Exhibit D-5
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Exhibit E
to Term Loan Agreement
OPINION REQUEST
The opinion of legal counsel to Borrower and each other Obligor should address the following matters (capitalized terms used but not defined herein have the meanings given to them in the Agreement):

1.	Power and authority (Section 7.01)

2.	Due organization/good standing (Section 7.01)

3.	Due authorization (Section 7.02)

4.	Due execution & delivery (Section 7.02)

5.	Enforceability (Section 7.02)

6.	No consents/conflicts (Section 7.03)

7.	Investment company (Section 7.10(a))

8.	Legal, valid and enforceable security interest (Section 7.18)

9.	Perfection of security interest (UCC and US IP filings, Control Agreements) (Section 7.18)

3 The section numbers relate to those sections that are relevant to the particular opinion.

Exhibit E-1
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Exhibit F
to Term Loan Agreement
FORM OF LANDLORD CONSENT
THIS LANDLORD CONSENT (the “Agreement”) is made and entered into as of [●], 2016, by and among CRG Servicing LLC, as administrative agent and collateral agent for the “Secured Parties” as defined in the Loan Agreement referred to below (in such capacities, “Agent”), Omeros Corporation, a Washington corporation (“Debtor”), and BMR-201 Elliott Avenue LLC, a Delaware limited liability company (“Landlord”).
WHEREAS, Debtor has entered into a Term Loan Agreement, dated as of October 26, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, Agent, the lenders from time to time party thereto (the “Lenders”) and the subsidiary guarantors from time to time party thereto, pursuant to which the Secured Parties have been granted a security interest in substantially all of Debtor’s personal property, including, but not limited to, inventory, equipment and trade fixtures (hereinafter “Personal Property”); and
WHEREAS, Landlord is the owner of the real property located at 201 Elliott Avenue West, Seattle, Washington 98119 (the “Premises”); and
WHEREAS, Landlord and Debtor have entered into that certain Lease dated January 27, 2012, as amended by the First Amendment dated November 5, 2012, the Second Amendment dated November 16, 2012, the Third Amendment dated October 16, 2013, and the Fourth Amendment dated September 8, 2015 (collectively, the “Lease”); and
WHEREAS, certain of the Personal Property has or may become affixed to or be located on, wholly or in part, the Premises.
NOW, THEREFORE, in consideration of any loans or other financial accommodation extended by the Secured Parties to Debtor at any time, and other good and valuable consideration, the parties agree as follows:
1.    Landlord subordinates to Agent all security interests or other interests or rights Landlord may now or hereafter have in or to any of the Personal Property, whether for rent or otherwise, while Debtor is indebted to the Lenders.
2.    Landlord consents to the entrance into the Loan Agreement by Debtor and waives any requirements or obligations of Debtor or Agent under the Lease with regards to the Loan Agreement and the transactions contemplated thereby.
3.    The Personal Property may be installed in or located on the Premises and is not and shall not be deemed a fixture or part of the real estate and shall at all times be considered personal property.
4.    Agent or its representatives may enter upon the Premises during normal business hours, and upon not less than 24 hours’ advance notice, to inspect the Personal Property.

Exhibit F-1
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5.    Upon and during the continuance of an Event of Default under the Loan Agreement, Agent or its representatives, at Agent’s option, upon written notice delivered to Landlord not less than ten (10) business days in advance, may enter the Premises during normal business hours for the purpose of repossessing, removing or otherwise dealing with said Personal Property for a period from the date Agent enters the Premises for as long as Agent reasonably deems necessary but not to exceed a period of ninety (90) days; provided that neither Agent nor the Lenders shall be permitted to operate the business of Debtor on the Premises or sell, auction or otherwise dispose of any Personal Property at the Premises or advertise any of the foregoing. During the period Agent occupies the Premises, it shall pay to Landlord the rent provided under the Lease relating to the Premises, prorated on a per diem basis to be determined on a thirty (30) day month, without incurring any other obligations of Debtor.
6.    Agent shall pay to Landlord any costs for damage to the Premises or the building in which the Premises is located in removing or otherwise dealing with said Personal Property pursuant to paragraph 4 above, and shall indemnify and hold harmless Landlord from and against (i) all claims, disputes and expenses, including reasonable attorneys’ fees, suffered or incurred by Landlord arising from Agent’s exercise of any of its rights hereunder and (ii) any injury to third persons caused by actions of Agent pursuant to this consent.
7.    Landlord agrees to give notice to Agent in writing by certified mail or facsimile of Landlord’s intent to exercise its remedies in response to any default by Debtor of any of the provisions of the Lease, to:
CRG Servicing LLC
1000 Main Street, Suite 2500
Houston, TX 77002
Attention: General Counsel
Fax: 713.209.7351
8.    Landlord shall have no obligation to preserve or protect the Personal Property or take any action in connection therewith, and Agent waives all claims it may now or hereafter have against Landlord in connection with the Personal Property.
9.    This consent shall terminate and be of no further force or effect upon the earlier of (i) the date on which all indebtedness secured by the Personal Property indefeasibly is paid in full in cash and (ii) the date on which the Lease is terminated or expires.
10.    Nothing contained herein shall be construed to amend the Lease, and the Lease remains unchanged and in full force and effect.
This consent shall be construed and interpreted in accordance with and governed by the laws of the State of Washington.
This consent may not be changed or terminated orally and is binding upon and shall inure to the benefit of Landlord, Agent, the Lenders and Debtor and the heirs, personal representatives, successors and assigns of Landlord, Agent, the Lenders and Debtor.
[Signature Pages follow]

Exhibit F-2
137168310 v21

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LANDLORD:

BMR-201 ELLIOTT AVENUE LLC

By _______________________________________
Name:
Title:

AGENT:

CRG SERVICING LLC

By _________________________________
Charles Tate
Sole Member
Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:    General Counsel
Tel.:    713.209.7350
Fax:    713.209.7351
Email:    adorenbaum@crglp.com

Acknowledged and Agreed:

OMEROS CORPORATION

By _______________________________________
Name:
Title:

Exhibit F-3
137168310 v21

Exhibit G
to Term Loan Agreement
FORM OF SUBORDINATION AGREEMENT

This Subordination Agreement is made as of [________] (this “Agreement”) among CRG Servicing LLC, a Delaware limited liability company (“Senior Agent”), and [__________], a [__________] [corporation] (“Subordinated Creditor”).
RECITALS:
A.    OMEROS CORPORATION, a Washington corporation (“Borrower”), will, as of the date hereof, issue in favor of Subordinated Creditor the Subordinated Note (as defined below)[, and grant a security interest in the Subordinated Collateral (as defined below) in favor of Subordinated Creditor].
B.    Senior Creditors, Borrower and certain of its subsidiaries have entered into the Senior Loan Agreement (as defined below), and Senior Agent, Borrower and certain of its subsidiaries have entered into the Senior Security Agreement (as defined below) under which Borrower and such subsidiaries have granted a security interest in the Collateral (as defined below) in favor of the Senior Creditors as security for the payment of Borrower’s obligations under the Senior Loan Agreement.
C.    To induce the Lenders under and as defined in the Senior Loan Agreement referred to below to make and maintain the credit extensions to Borrower under the Senior Loan Agreement, Subordinated Creditor is willing to subordinate the Subordinated Debt (as defined below) to the Senior Debt (as defined below) on the terms and conditions herein set forth.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.    Definitions. As used herein, the following terms have the following meanings:
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Collateral” has the meaning set forth in the Senior Security Agreement.
“Enforcement Action” means, with respect to any indebtedness, obligation (contingent or otherwise) or Collateral at any time held by any lender or noteholder, (i) commencing, by judicial or non-judicial means, the enforcement of, or otherwise attempting to enforce, such indebtedness, obligation or Collateral of any of the default remedies under any of the applicable agreements or documents of such lender or noteholder, the UCC or other applicable law (other than the mere issuance of a notice of default or notice of the right by such lender or noteholder to seek specific performance with respect to any covenants in favor of such lender or noteholder), (ii) repossessing, selling, leasing or otherwise disposing of all or any part of such Collateral, including without limitation causing any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any Collateral, or exercising account debtor or obligor notification or collection rights with respect to all or any portion thereof, or attempting or agreeing to do so, (iii) appropriating, setting off or

Exhibit G-1
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applying to such lender or noteholder’s claim any part or all of such Collateral or other property in the possession of, or coming into the possession of, such lender or noteholder or its agent, trustee or bailee, (iv) asserting any claim or interest in any insurance with respect to such indebtedness, obligation or Collateral, (v) instituting or commencing, or joining with any Person in commencing, any action or proceeding with respect to any of the foregoing rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency Event involving any Obligor), (vi) exercising any rights under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Subordinated Creditor is a party or (vii) otherwise enforcing, or attempting to enforce, any other rights or remedies under or with respect to any such indebtedness, obligation or Collateral.
“Insolvency Event” means that any Obligor or any of its subsidiaries shall have (i) applied for, consented to or acquiesced in the appointment of a trustee, receiver or other custodian for it or any of its property, or (ii) made a general assignment for the benefit of creditors or similar arrangement in respect of such Obligor’s or subsidiary’s creditors generally or any substantial portion thereof, or (iii) permitted, consented to, or suffered to exist the appointment of a trustee, receiver or other custodian for it or for a substantial part of its property, or (iv) commenced any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, debt arrangement or relief or other case, action or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation case, action or proceeding, including without limitation any case under the Bankruptcy Code, in respect of it, or (v) (A) permitted, consented to, or suffered to exist the commencement of any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, debt arrangement or relief or other case, action or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation case, action or proceeding, including without limitation any case under the Bankruptcy Code, in respect of it, or (B) any such case, action or proceeding shall have resulted in the entry of an order for relief or shall have remained for sixty (60) days undismissed.
“Obligor” has the meaning set forth in the Senior Loan Agreement.
“Person” has the meaning set forth in the Senior Loan Agreement.
“Senior Creditors” means Senior Agent and the Lenders under and as defined in the Senior Loan Agreement.
“Senior Debt” means the Obligations (as defined in the Senior Loan Agreement).
“Senior Discharge Date” means the first date on which all of the Senior Debt (other than contingent indemnification obligations) has been paid indefeasibly in full in cash and all commitments of Senior Lenders under the Senior Loan Documents have been terminated.
“Senior Loan Agreement” means that certain Term Loan Agreement, dated as of October 26, 2016, by and among Borrower, the guarantors from time to time party thereto and the Senior Creditors from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

Exhibit G-2
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“Senior Loan Documents” means, collectively, the Loan Documents (as defined in the Senior Loan Agreement), in each case as amended, restated, supplemented or otherwise modified from time to time.
“Senior Security Agreement” means that certain Security Agreement, dated as of October [●], 2016, among Borrower, the other Obligors party thereto, and Senior Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Subordinated Debt” means and includes all obligations, liabilities and indebtedness of Borrower owed to Subordinated Creditor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, including without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations.
“Subordinated Debt Documents” means, collectively, the Subordinated Note and each other loan document or agreement entered into by Borrower in connection with the Subordinated Note[, including without limitation each Subordinated Collateral Document], as amended, restated, supplemented or otherwise modified from time to time.
“Subordinated Note” means that certain $[__________] subordinated promissory note, dated [__________], issued by Borrower to Subordinated Creditor, as amended, restated, supplemented or otherwise modified from time to time.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.
2.    Liens. (a)    Subordinated Creditor represents and warrants that the Subordinated Debt is unsecured. Subordinated Creditor agrees that it will not request or accept any security interest in any Collateral to secure the Subordinated Debt; provided that, should Subordinated Creditor obtain a lien or security interest on any asset or Collateral to secure all or any portion of the Subordinated Debt for any reason (which action shall be in violation of this Agreement), notwithstanding the respective dates of attachment and perfection of the security interests in the Collateral in favor of the Senior Creditors or Subordinated Creditor, or any contrary provision of the UCC, or any applicable law or decision to the contrary, or the provisions of the Senior Loan Documents or the Subordinated Debt Documents, and irrespective of whether Subordinated Creditor or the Senior Creditors hold possession of any or all part of the Collateral, all now existing or hereafter arising security interests in the Collateral in favor of Subordinated Creditor in respect of the Subordinated Debt Documents shall at all times be subordinate to the security interest in such Collateral in favor of the Senior Creditors in respect of the Senior Loan Documents.
(b)    Subordinated Creditor acknowledges that the Senior Creditors have been granted liens upon the Collateral [(including the Subordinated Collateral)], and Subordinated Creditor hereby consents thereto and to the incurrence of the Senior Debt.
(c)    Until the Senior Discharge Date, in the event of any private or public sale or other disposition of all or any portion of the Collateral, Subordinated Creditor agrees that such

Exhibit G-3
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Collateral shall be sold or otherwise disposed of free and clear of any liens in favor of Subordinated Creditor. Subordinated Creditor agrees that any such sale or disposition of Collateral shall not require any consent from Subordinated Creditor, and Subordinated Creditor hereby waives any right it may have to object to such sale or disposition.
d)    Subordinated Creditor agrees that it will not request or accept any guaranty of the Subordinated Debt.
3.    Payment Subordination. (a) Notwithstanding the terms of the Subordinated Debt Documents, until the Senior Discharge Date, (i) all payments and distributions of any kind or character, whether in cash, property or securities, in respect of the Subordinated Debt are subordinated in right and time of payment to all payments in respect of the Senior Debt, and (ii) Subordinated Creditor will not demand, sue for or receive from Borrower (and Borrower will not pay) any part of the Subordinated Debt, whether by payment, prepayment, distribution, setoff, or otherwise, or accelerate the Subordinated Debt.
(b)    Subordinated Creditor must deliver to the Senior Agent in the form received (except for endorsement or assignment by Subordinated Creditor) any payment, distribution, security or proceeds it receives on the Subordinated Debt other than according to this Agreement.
4.    Subordination of Remedies. Until the Senior Discharge Date, and whether or not any Insolvency Event has occurred, Subordinated Creditor will not accelerate the maturity of all or any portion of the Subordinated Debt, enforce, attempt to enforce, or exercise any right or remedy with respect to any Collateral or the Subordinated Debt, or take any other Enforcement Action with respect to the Subordinated Debt.
5.    Payments Over. All payments and distributions of any kind, whether in cash, property or securities, in respect of the Subordinated Debt to which Subordinated Creditor would be entitled if the Subordinated Debt were not subordinated pursuant to this Agreement, shall be paid to the Senior Creditors in respect of the Senior Debt, regardless of whether such Senior Debt, or any portion thereof, is reduced, expunged, disallowed, subordinated or recharacterized. Notwithstanding the foregoing, if any payment or distribution of any kind, whether in cash, property or securities, shall be received by Subordinated Creditor on account of the Subordinated Debt before Senior Discharge Date (whether or not expressly characterized as such), then such payment or distribution shall be segregated by Subordinated Creditor and held in trust for, and shall be promptly paid over to, the Senior Creditors in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, in respect of the Senior Debt, regardless of whether such Senior Debt, or any portion thereof, is reduced, expunged, disallowed, subordinated or recharacterized. Subordinated Creditor irrevocably appoints the Senior Agent as Subordinated Creditor’s attorney-in-fact, and grants to the Senior Creditors a power of attorney with full power of substitution (which power of attorney is coupled with an interest), in the name of Subordinated Creditor or in the name of the Senior Agent, for the use and benefit of the Senior Creditors, without notice to Subordinated Creditor, to make any such endorsements. This Section 5 shall be enforceable even if the Senior Creditors’ liens on the Collateral are alleged, determined, or held to constitute fraudulent transfers (whether constructive or actual), preferential transfers, or otherwise avoided or voidable, set aside, recharacterized or equitably subordinated.

Exhibit G-4
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6.    Insolvency Proceedings. (a) This Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law. All references to Borrower or any other Obligor shall include Borrower or such Obligor as debtor and debtor-in-possession and any receiver or trustee for Borrower or any other Obligor (as the case may be) in connection with any case under the Bankruptcy Code or in connection with any other Insolvency Event.
(b)    Without limiting the generality of the other provisions of this Agreement, until the Senior Discharge Date, without the express written consent of the Senior Agent, Subordinated Creditor shall not institute or commence (nor shall it join with or support any third party instituting, commencing, opposing, objecting or contesting, as the case may be, or otherwise suffer to exist), any Insolvency Event involving Borrower or any other Obligor.
(c)    The Senior Creditors shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid its debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or consent of Subordinated Creditor.
(d)    Subordinated Creditor will not, and hereby waives any right to bring, join in, or otherwise support or take any action to (i) contest the validity, legality, enforceability, perfection, priority or avoidability of any of the Senior Debt, any of the Senior Loan Documents or any security interests and/or liens of the Senior Creditors on or in any property or assets of Borrower or any other Obligor, including without limitation, the Collateral; (ii) interfere with or in any manner oppose or support any other Person in opposing any foreclosure on or other disposition of any Collateral by the Senior Creditors in accordance with applicable law, or otherwise to contest, protest, object to or interfere with the manner in which the Senior Creditors may seek to enforce the Liens on any Collateral; (iii) provide a debtor-in-possession facility (including on a priming basis) to Borrower or any other Obligor, under Section 362, 363 or 364 of the Bankruptcy Code or any other applicable law, without the consent, in their sole discretion, of the Senior Creditors; or (iv) exercise any rights against the Senior Creditors or the Collateral under Section 506(c) of the Bankruptcy Code.
(e)    Subordinated Creditor will not, and hereby waives any right to, oppose, contest, object to, join in, or otherwise support any opposition to or objection with respect to, (i) any request or motion of the Senior Creditors seeking, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, the modification, lifting or vacating of the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in connection with any Insolvency Event or seeking adequate protection of the Senior Creditors’ interests in the Collateral or with respect to the Senior Debt (whether under Sections 362, 363, and/or 364 of the Bankruptcy Code or other applicable law), and, until Senior Discharge Date, Subordinated Creditor agrees that it shall not seek relief from such automatic stay without the prior written consent of the Senior Agent; (ii) any debtor-in-possession financing (including on a priming basis) or use of cash collateral (as defined in Section 363(a) of the Bankruptcy Code or other applicable law) arrangement by Borrower, whether from the Senior Creditors or any other third party under Section 362, 363 or 364 of the Bankruptcy Code or any other applicable law, if the Senior Creditors, in their sole

Exhibit G-5
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discretion, consent to such debtor-in-possession financing or cash collateral arrangement, and Subordinated Creditor shall not request adequate protection (whether under Sections 362, 363, and/or 364 of the Bankruptcy Code or other applicable law) or any other relief in connection therewith; (iii) any sale or other disposition of the Collateral or substantially all of the assets of Borrower or any other Obligor (include any such sale free and clear of liens or other claims) under Section 363 of the Bankruptcy Code or other applicable law if the Senior Creditors, in their sole discretion, consent to such sale or disposition; (vii) the Senior Creditors’ exercise or enforcement of its right to make an election under Section 1111(b) of the Bankruptcy Code, and Subordinated Creditor hereby waives any claim it may hereafter have against the Senior Creditors arising out of such election; (viii) the Senior Creditors’ exercise or enforcement of its right to credit bid any or all of its debt claims against Borrower or any other Obligor, including, without limitation, the Senior Debt; or (ix) any plan of reorganization or liquidation if the Senior Creditors, in their sole discretion, consent to, vote in favor of, or otherwise do not oppose such plan of reorganization or liquidation, and, in furtherance thereof, Subordinated Creditor hereby grants to the Senior Creditors the right to vote Subordinated Creditor’s claim or claims (as such term is defined in the Bankruptcy Code) arising on account of or in connection with the Subordinated Debt, as Subordinated Creditor’s agent, with respect to any plan of reorganization or liquidation to which Subordinated Creditor may be entitled to vote in any bankruptcy or liquidation proceeding or in connection with any other Insolvency Event of Borrower or any other Obligor.
7.    Distributions of Proceeds of Collateral. All realizations upon any Collateral pursuant to or in connection with an Enforcement Action, an Insolvency Event or otherwise shall be paid or delivered to the Senior Agent in respect of the Senior Debt until the Senior Discharge Date before any payment may be made to Subordinated Creditor.
8.    Release of Liens. In the event of any private or public sale or other disposition, by or with the consent of the Senior Agent, of all or any portion of the Collateral, Subordinated Creditor agrees that such sale or disposition shall be free and clear of any liens Subordinated Creditor may have on such Collateral. Subordinated Creditor agrees that, in connection with any such sale or other disposition, (i) the Senior Creditors are authorized to file any and all UCC and other applicable lien releases and/or terminations in respect of any liens held by Subordinated Creditor in connection with such a sale or other disposition, and (ii) it shall execute any and all lien releases or other documents reasonably requested by the Senior Agent in connection therewith. In furtherance of the foregoing, Subordinated Creditor hereby appoints the Senior Agent as its attorney-in-fact, with full authority in the place and stead of Subordinated Creditor and full power of substitution and in the name of Subordinated Creditor or otherwise, to execute and deliver any document or instrument which Subordinated Creditor is required to deliver pursuant to this Section 8, such appointment being coupled with an interest and irrevocable. Subordinated Creditor agrees that the Senior Creditors may release or refrain from enforcing their security interest in any Collateral, or permit the use or consumption of such Collateral by Borrower free of any Subordinated Creditor security interest, without incurring any liability to Subordinated Creditor.
9.    Attorney-In-Fact. Until the Senior Discharge Date, Subordinated Creditor irrevocably appoints the Senior Agent as its attorney-in-fact, with power of attorney with power of

Exhibit G-6
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substitution, in Subordinated Creditor’s name or in any Senior Creditor’s name, for the Senior Creditors’ use and benefit without notice to Subordinated Creditor, to do the following during an Insolvency Event:
(a)    file any claims in respect of the Subordinated Debt on behalf of Subordinated Creditor if Subordinated Creditor does not do so at least 30 days before the time to file claims expires; and
(b)    vote Subordinated Creditor’s claim or claims (as such term is defined in the Bankruptcy Code) arising on account of or in connection with the Subordinated Debt, as Subordinated Creditor’s agent, with respect to any plan of reorganization or liquidation to which Subordinated Creditor may be entitled to vote in any bankruptcy or liquidation proceeding or in connection with any other Insolvency Event of Borrower or any other Obligor.
Such power of attorney is irrevocable and coupled with an interest.
10.    Legend; Amendment of Debt. (a) Subordinated Creditor will immediately put a legend on or otherwise indicate on the Subordinated Note that the Subordinated Note is subject to this Agreement.
(b)    Until the Senior Discharge Date, Subordinated Creditor shall not, without prior written consent of the Senior Agent, agree to any amendment, modification or waiver of any provision of the Subordinated Debt Documents, if the effect of such amendment, modification or waiver is to: (i) terminate or impair the subordination of the Subordinated Debt in favor of the Senior Creditors; (ii) increase the interest rate on the Subordinated Debt or change (to earlier dates) the dates upon which principal, interest and other sums are due under the Subordinated Note; (iii) alter the redemption, prepayment or subordination provisions of the Subordinated Debt; (iv) impose on Borrower or any other Obligor any new or additional prepayment charges, premiums, reimbursement obligations, reimbursable costs or expenses, fees or other payment obligations; (v) alter the representations, warranties, covenants, events of default, remedies and other provisions in a manner which would make such provisions materially more onerous, restrictive or burdensome to Borrower or any other Obligor; (vi) grant a lien or security interest in favor of any holder of the Subordinated Debt on any asset or Collateral to secure all or any portion of the Subordinated Debt; or (vii) otherwise increase the obligations, liabilities and indebtedness in respect of the Subordinated Debt or confer additional rights upon Subordinated Creditor, which individually or in the aggregate would be materially adverse to Borrower, any other Obligor or the Senior Creditors. Any such amendment, modification or waiver made in violation of this Section 10(b) shall be void.
(c)    At any time without notice to Subordinated Creditor, the Senior Creditors may take such action with respect to the Senior Debt as the Senior Creditors, in their sole discretion, may deem appropriate, including, without limitation, terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any Collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No action or inaction will impair or otherwise affect any Senior Creditor’s rights under this Agreement.

Exhibit G-7
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11.    Certain Waivers. (a) Subordinated Creditor hereby (i) waives any and all notice of the incurrence of the Senior Debt or any part thereof; (ii) waives any and all rights it may have to require the Senior Creditors to marshal assets, to exercise rights or remedies in a particular manner, to forbear from exercising such rights and remedies in any particular manner or order, or to claim the benefit of any appraisal, valuation or other similar right that may otherwise be available under applicable law, regardless of whether any action or failure to act by or on behalf of the Senior Creditors is adverse to the interest of Subordinated Creditor; (iii) agrees that the Senior Creditors shall have no liability to Subordinated Creditor, and Subordinated Creditor hereby waives any claim against the Senior Creditors arising out of any and all actions not in breach of this Agreement which the Senior Creditors may take or permit or omit to take with respect to the Senior Loan Documents (including any failure to perfect or obtain perfected security interests in the Collateral), the collection of the Senior Debt or the foreclosure upon, or sale, liquidation or other disposition of, any Collateral; and (iv) agrees that the Senior Creditors have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the Collateral, the Senior Debt or otherwise. Without limiting the foregoing, Subordinated Creditor agrees that the Senior Creditors shall have no duty or obligation to maximize the return to any class of creditors holding indebtedness of any type (whether Senior Debt or Subordinated Debt), notwithstanding that the order and timing of any realization, sale, disposition or liquidation of the Collateral may affect the amount of proceeds actually received by such class of creditors from such realization, sale, disposition or liquidation.
(b)    Subordinated Creditor confirms that this Agreement shall govern as between the Senior Creditors and the Subordinated Creditor irrespective of: (i) any lack of validity or enforceability of any Senior Loan Document or any Subordinated Debt Document; (ii) the occurrence of any Insolvency Event in respect of any Obligor; (iii) whether the Senior Debt, or the liens or security interests securing the Senior Debt, shall be held to be unperfected, deficient, invalid, void, voidable, voided, unenforceable, subordinated, reduced, discharged or are set aside by a court of competent jurisdiction, including pursuant or in connection with any Insolvency Event; (iv) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Debt or the Subordinated Debt, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Loan Document or any Subordinated Debt Document or any guarantee thereof; or (v) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the Senior Debt or the Subordinated Debt.
12.    Representations and Warranties. Subordinated Creditor represents and warrants to the Senior Creditors that:
(a)    all action on the part of Subordinated Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Subordinated Creditor hereunder has been taken;
(b)    this Agreement constitutes the legal, valid and binding obligation of Subordinated Creditor, enforceable against Subordinated Creditor in accordance with its terms;

Exhibit G-8
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(c)    the execution, delivery and performance of and compliance with this Agreement by Subordinated Creditor will not (i) result in any material violation or default of any term of any of Subordinated Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (ii) violate any material applicable law, rule or regulation; and
(d)     Subordinated Creditor has not previously assigned any interest in the Subordinated Debt, and no Person other than the Subordinated Creditor owns an interest in the Subordinated Debt.
13.    Term; Reinstatement. This Agreement shall remain in full force and effect until the Senior Discharge Date, notwithstanding the occurrence of an Insolvency Event. If, after the Senior Discharge Date, the Senior Creditors must disgorge any payments made on the Senior Debt for any reason (including, without limitation, in connection with the bankruptcy of Borrower or in connection with any other Insolvency Event), this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though such payments had not been made, and Subordinated Creditor will immediately pay the Senior Agent all payments received in respect of the Subordinated Debt to the extent such payments or retention thereof would have been prohibited under this Agreement.
14.    Successors and Assigns. This Agreement binds Subordinated Creditor, its successors or assigns, and benefits the Senior Creditors’ successors or assigns. This Agreement is for Subordinated Creditor’s and the Senior Creditors’ benefit and not for the benefit of Borrower or any other party. Subordinated Creditor shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any related document or any interest in any Collateral therefor unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Senior Agent an agreement of such transferee to be bound hereby, or an agreement substantially identical to this Agreement providing for the continued subjection of the Subordinated Debt, the interests of the transferee in the Collateral and the remedies of the transferee with respect thereto as provided herein with respect to Subordinated Creditor and for the continued effectiveness of all of the other rights of the Senior Creditors arising under this Agreement, in each case in form satisfactory to the Senior Creditors. Any such sale, assignment, pledge, disposition or transfer not made in compliance with the terms of this Section 14 shall be void.
15.    Further Assurances. Subordinated Creditor hereby agrees to execute such documents and/or take such further action as the Senior Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by the Senior Agent.
16.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Executed counterparts may be delivered by facsimile.
17.    Governing Law; Waiver of Jury Trial. (a) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the

Exhibit G-9
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law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.
(b)    EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.
18.    Entire Agreement; Waivers and Amendments. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. The Senior Creditors and Subordinated Creditor are not relying on any representations by the other creditor party or Borrower in entering into this Agreement, and each of the Senior Creditors and Subordinated Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Senior Agent and Subordinated Creditor. Any waiver of any provision of this Agreement, or any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.
19.    No Waiver. No failure or delay on the part of any Senior Creditor or Subordinated Creditor in the exercise of any power, right, remedy or privilege under this Agreement shall impair such power, right, remedy or privilege or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise of any other power, right or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to any Senior Creditor.
20.    Legal Fees. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable, invoiced and out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in such action.
21.    Severability. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
22.    Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, or by overnight courier or messenger service or by facsimile or electronic mail, message confirmed, and shall be deemed to be effective for purposes of this Agreement on the day that delivery is made or refused. Unless otherwise specified in a notice mailed or delivered in accordance with the foregoing sentence, notices, demands, instructions and other communications in writing shall be given to or made upon the

Exhibit G-10
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respective parties hereto at their respective addresses and facsimile numbers indicated on the signature pages hereto.
23.    No Third-Party Beneficiaries; Other Benefits. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third party beneficiary rights upon any other person. Subordinated Creditor understands that there may be various agreements between the Senior Creditors and Borrower or the other Obligors evidencing and governing the Senior Debt, and Subordinated Creditor acknowledges and agrees that such agreements are not intended to confer any benefits on Subordinated Creditor and that the Senior Creditors shall have no obligation to Subordinated Creditor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to it under such agreements.
[Signature pages follow]

Exhibit G-11
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
SUBORDINATED CREDITOR:
[__________]

By _______________________________________
Name:
Title:

Address for Notices:

SENIOR AGENT (on behalf of the SENIOR
CREDITORS):

CRG SERVICING LLC

By _________________________________
Name:
Title:

Address for Notices:

1000 Main Street, Suite 2500 Houston, TX 77002 Attn: General Counsel Tel.: 713.209.7350 Fax: 713.209.7351 Email: adorenbaum@crglp.com

Exhibit G-12
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OMEROS CORPORATION

By _______________________________________
Name:
Title:
Address for Notices:
201 Elliott Avenue West
Seattle, Washington 98119
Attn:    Chief Executive Officer
Tel.:    206-676-5000
Fax:    206-676-5005
Email:    gdemopulos@omeros.com
with a copy to:

201 Elliott Avenue West
Seattle, Washington 98119
Attn: General Counsel
Tel.: 206-676-5000
Fax: 206-676-5005
Email: mkelbon@omeros.com

Exhibit G-13
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Exhibit H
to Term Loan Agreement
FORM OF INTERCREDITOR AGREEMENT

This Intercreditor Agreement, dated as of [__________] (this “Agreement”), is made between CRG Servicing LLC, a Delaware limited liability company, as Administrative Agent, and [INSERT NAME OF A/R LENDER], a [__________] (“[A/R Lender]”).
RECITALS

A.
Omeros Corporation, a Washington corporation (“Borrower”), has entered into the A/R Facility Agreement (as defined below) with [A/R Lender], which, along with any other obligations owing to [A/R Lender] by Borrower, is secured by certain property of Borrower [and the other Obligors (as defined below)].

B.
Borrower [has][and the other Obligors have] entered into that certain Term Loan Agreement, dated as of October 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “CRG Credit Agreement”), with certain lenders and CRG Servicing LLC, a Delaware limited liability company, as administrative agent and collateral agent for such lenders (in such capacities and together with its successors and assigns, “CRG Agent”), which is secured by certain property of Borrower [and the other Obligors].

C.
To induce each of [A/R Lender] and the lenders under the CRG Credit Agreement to make and maintain the credit extensions under the A/R Facility Agreement and the CRG Credit Agreement, respectively, each of [A/R Lender] and CRG Agent, on behalf of the “Secured Parties” (as defined in the CRG Credit Agreement, the “CRG Creditors”; CRG Creditors, collectively with [A/R Lender], “Creditors” and each individually, a “Creditor”), is willing to enter into this Agreement to, among other things, subordinate certain of its liens on the terms and conditions herein set forth.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.Definitions. As used herein, the following terms have the following meanings:
“A/R Facility Agreement” means that certain [Credit Agreement], dated as of [_____________], between [A/R Lender] and Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“A/R Facility Documents” means the A/R Facility Agreement and all [Loan Documents], each as defined in the A/R Facility Agreement.
“A/R Facility Senior Collateral” means (i) [Borrower’s] accounts arising from the sale or lease of inventory or the provision of services, excluding IP/Equipment Accounts (collectively, “Inventory/Service Accounts”), (ii) [Borrower’s] inventory, (iii) to the extent evidencing, governing, or securing [Borrower’s] Inventory/Service Accounts or inventory, [Borrower’s] payment intangibles, chattel paper, instruments and documents, (iv) to the extent held in a

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segregated deposit account, cash proceeds of [Borrower’s] Inventory/Service Accounts and inventory, and (v) proceeds of insurance policies covering [Borrower’s] Inventory/Service Accounts and inventory received with respect to such accounts and inventory; provided that, for purposes of clarification, notwithstanding the foregoing, in no event shall “A/R Facility Senior Collateral” include any right, title or interest of any Obligor in (A) any Intellectual Property or any licenses thereof, (B) any accounts or proceeds arising from the sale, transfer, licensing or other disposition of any Intellectual Property or licenses, or from the sale, transfer, lease or other disposition of equipment (collectively, “IP/Equipment Accounts”), (C) equipment, (D) to the extent evidencing, governing, securing or otherwise related to equipment, any general intangibles, chattel paper, instruments or documents or (E) proceeds of equipment or proceeds of insurance policies with respect to equipment.
“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.
“Claim” means, (i) in the case of [A/R Lender], any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of [A/R Lender] now or hereafter arising or existing under or relating to the A/R Facility Documents (with the portion of [A/R Lender]’s Claim at any time consisting of the aggregate principal amount of indebtedness under the A/R Facility Documents not to exceed the lesser of $[__________] and 80% of the face amount at such time of [Borrower’s] eligible Inventory/Service Accounts (as defined in the A/R Facility Agreement as of the date hereof), whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against any Obligor under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination fees, and (ii) in the case of CRG Creditors, any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of CRG Creditors now or hereafter arising or existing under or relating to the CRG Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against any Obligor under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination fees.
“Collateral” means all real or personal property of any Obligor in which any Creditor now or hereafter has a security interest.

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“Common Collateral” means all Collateral in which both [A/R Lender] and CRG Agent have a security interest.
“CRG Documents” means all documentation related to the CRG Credit Agreement and all Loan Documents (as defined in the CRG Credit Agreement), including security or pledge agreements and all other related agreements.
“CRG Senior Collateral” means all Collateral in which CRG Agent has a security interest, other than the A/R Facility Senior Collateral, including, for the avoidance of doubt and without limitation, any additional Collateral in which CRG Agent may have a security interest following the commencement of or in connection with any Insolvency Proceeding, including without limitation Collateral subject to any CRG Agent security interests, superpriority claims, or other rights arising under Sections 507(b) and 552 of the Bankruptcy Code.
“Credit Documents” means, collectively, the CRG Documents and the A/R Facility Documents.
“Enforcement Action” means, with respect to any Creditor and with respect to any Claim of such Creditor or any item of Collateral in which such Creditor has or claims a security interest, lien, or right of offset, (i) any action, whether judicial or nonjudicial, to repossess, collect, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Claim or Collateral, (ii) any action in connection with any Insolvency Proceeding to protect, defend, enforce or assert rights with respect to such Claim or Collateral, including without limitation filing and defending any proof of claim, opposing or joining in the opposition of any sale of assets or confirmation of a plan of reorganization, or opposing or joining in the opposition of any proposed debtor-in-possession loan or use of cash collateral, and (iii) the filing of, or the joining in the filing of, an involuntary bankruptcy or insolvency proceeding against any Obligor.
“Intellectual Property” means, collectively, all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto (collectively, “Copyrights”), all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto (collectively, “Patents”), and all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world (collectively, “Trademarks”), together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user

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or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Obligor in respect of any of the items listed above.
“Junior Collateral” means, (i) in the case of [A/R Lender], all Common Collateral consisting of CRG Senior Collateral and (ii) in the case of CRG Creditors, all Common Collateral consisting of A/R Facility Senior Collateral.
“Obligor” means Borrower, each subsidiary thereof and each other person or entity that provides a guaranty of, or collateral for, any Claim of any Creditor.
“Proceeds Sweep Period” means the period beginning on the later to occur of (i) the occurrence of an event of default under any Creditor’s Credit Documents and (ii) receipt by the other Creditor of written notice from such Creditor of such event of default, and ending on the date on which such event of default shall have been waived in writing by the Creditor issuing such notice.
“Senior Collateral” means, (i) in the case of [A/R Lender], all A/R Facility Senior Collateral and (ii) in the case of CRG Creditors, all CRG Senior Collateral.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York. The following terms have the meanings given to them in the applicable UCC: “account”, “chattel paper”, “commodity account”, “deposit account”, “document”, “equipment”, “general intangible”, “instrument”, “inventory”, “proceeds” and “securities account”.
2.    Lien Subordination. (a) Notwithstanding the respective dates of attachment or perfection of the security interests of CRG Creditors and the security interests of [A/R Lender], or any contrary provision of the UCC, or any applicable law or decision, or the provisions of the Credit Documents, and irrespective of whether [A/R Lender] or any CRG Creditor holds possession of all or any part of the Collateral, (i) all now existing and hereafter arising security interests of [A/R Lender] in any A/R Facility Senior Collateral shall at all times be senior to the security interests of CRG Creditors in such A/R Facility Senior Collateral, and (ii) all now existing and hereafter arising security interests of CRG Creditors in any CRG Senior Collateral shall at all times be senior to any interests, including the security interests of [A/R Lender] in such CRG Senior Collateral. Notwithstanding the foregoing, [A/R Lender] agrees and

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acknowledges that it shall not receive, and [neither Borrower nor any Obligor shall grant][Borrower shall not grant], any security interest to [A/R Lender] in the CRG Senior Collateral.
(b)    Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors:
(i)    acknowledges and consents to (A) [Borrower][each Obligor] granting to the other Creditor a security interest in the Common Collateral of such other Creditor, (B) the other Creditor filing any and all financing statements and other documents as reasonably deemed necessary by the other Creditor in order to perfect its security interest in its Common Collateral, and (C) [Borrower’s][each Obligor’s] entry into the Credit Documents to which the other Creditor is a party.
(ii)    acknowledges, agrees and covenants, notwithstanding Section 2(c) but subject to Section 5, that it shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of the other Creditor’s security interest in the Common Collateral, or the validity, priority or enforceability of the other Creditor’s Claim. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, [A/R Lender] shall not file or join in any motion or pleading in connection with any Insolvency Proceeding or take any other action seeking to recharacterize any Intellectual Property, the proceeds thereof, or any other CRG Senior Collateral or proceeds thereof as A/R Facility Senior Collateral.
(c)    Subject to Section 2(b)(ii), the priorities provided for herein with respect to security interests and liens are applicable only to the extent that such security interests and liens are enforceable, perfected and have not been avoided; if a security interest or lien is judicially determined to be unenforceable or unperfected or is judicially avoided with respect to one or more Claims or any part thereof, the priorities provided for herein shall not be available to such security interest or lien to the extent that it is avoided or determined to be unenforceable. Nothing in this Section 2(c) affects the operation of any turnover of payment provisions hereof, or of any other agreements among any of the parties hereto.
3.    Distribution of Proceeds of Common Collateral. (a) During each Proceeds Sweep Period, all proceeds including proceeds of any sale, exchange, collection, or other disposition of:
(i)    A/R Facility Senior Collateral shall be distributed first, to [A/R Lender], in an amount up to the amount of [A/R Lender]’s Claim; then, to CRG Agent, in an amount up to the amount of CRG Creditors’ Claim;
(ii)    CRG Senior Collateral shall be distributed first, to CRG Agent, in an amount up to the amount of CRG Creditors’ Claim; then, to [A/R Lender], in an amount up to the amount of [A/R Lender]’s Claim.
(b)    In the event that, notwithstanding Section 3(a), any Creditor shall during any Proceeds Sweep Period receive any payment, distribution, security or proceeds constituting its Junior Collateral prior to the indefeasible payment in full of the other set of Creditors’ Claims and termination of all commitments of the other set of Creditors under their Credit Documents, such Creditor shall hold in trust, for such other Creditor, such payment, distribution, security or proceeds, and shall deliver to such other Creditor, in the form received (with any necessary

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endorsements or as a court of competent jurisdiction may otherwise direct) such payment, distribution, security or proceeds for application to the other set of Creditors’ Claims in accordance with Section 3(a).
(c)    At all times other than during a Proceeds Sweep Period, all proceeds including proceeds of any sale, exchange, collection, or other disposition of Collateral shall be distributed or applied, as applicable, in accordance with the CRG Documents and the A/R Facility Documents.
(d)    Except as expressly set forth herein, nothing in this Section 3 shall obligate any Creditor (i) to sell, exchange, collect or otherwise dispose of Collateral at any time, or (ii) to take any action in violation of any stay imposed in connection with any Insolvency Proceeding, including without limitation the automatic stay in Section 362(a) of the Bankruptcy Code, nor shall any Creditor have any liability to the other arising from or in connection with such Creditor’s failure to take such action.
4.    Subordination of Remedies. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors (such Person for purposes of this Section 4, the “Junior Creditor”), agrees, subject to Section 5, that, (i) unless and until all Claims of the other set of Creditors (for purposes of this Section 4, the “Senior Creditor”) have been indefeasibly paid in full and all commitments of the Senior Creditor under its Credit Documents have been terminated, or (ii) until the expiration of a period of 180 days from the date of notice of default under the Senior Creditor’s Credit Documents given by the Senior Creditor to the Junior Creditor, whichever is earlier, and whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the Junior Creditor shall not, without the prior written consent of the Senior Creditor, enforce, or attempt to enforce, any rights or remedies under or with respect to any of such Junior Creditor’s Junior Collateral, including causing or compelling the pledge or delivery of such Junior Collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any such Junior Collateral, notifying any account debtors of any Obligor, asserting any claim or interest in any insurance with respect to such Junior Collateral, or exercising any rights under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement with respect to such Junior Collateral, or institute or commence, or join with any person or entity in commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency Proceeding involving any Obligor), except that notwithstanding the foregoing, at all times, including during a Proceeds Sweep Period, the Junior Creditor shall be able to exercise its rights under a lockbox agreement or an account control agreement with respect to any deposit account, securities account or commodity account constituting Collateral, including its rights to freeze such account or exercise any rights of offset, provided that any distribution or withdrawal from such account shall be applied in accordance with Section 3(a).
5.    Insolvency Proceedings. (a) Rights Continue. In the event of any Obligor’s insolvency, reorganization or any case, action or proceeding, commenced by or against such Obligor, under any bankruptcy or insolvency law or laws relating to the relief of debtors, including, without limitation, any voluntary or involuntary bankruptcy (including any case commenced under the Bankruptcy Code), insolvency, receivership, liquidation, dissolution,

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winding-up or other similar statutory or common law proceeding or arrangement involving any Obligor, the readjustment of its liabilities, any assignment for the benefit of its creditors, or any marshalling of its assets or liabilities (each, an “Insolvency Proceeding”), (i) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States Bankruptcy Code, and (ii) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Proceeding (which Collateral shall be subject to the priorities set forth in this Agreement).
(b)    Proof of Claim, Sales and Plans. At any meeting of creditors or in the event of any Insolvency Proceeding, each Creditor shall retain the right to vote, file a proof of claim and otherwise act with respect to its Claims (including the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension (a “Plan”)), provided that (i) no Creditor shall initiate, prosecute or participate in any claim or action in such Insolvency Proceeding directly or indirectly challenging the enforceability, validity, perfection or priority of the other set of Creditors’ Claims, this Agreement, the Credit Documents, or any liens securing the other set of Creditors’ Claims; and (ii) no Creditor shall propose any Plan or file or join in any motion or pleading in support of any motion or Plan or exercise any other voting rights unless such Plan provides for the treatment of the Creditors’ claims in accordance with the terms of Section 5(g) and otherwise consistent with the terms of this Agreement, or that would otherwise impair the timely repayment of the other set of Creditors’ Claims in accordance with its terms or impair or impede any rights of the other set of Creditors.
(c)    Finance and Sale Issues. (i) If any Obligor shall be subject to any Insolvency Proceeding and a Creditor shall desire to permit the use by such Obligor of cash collateral (as defined in Section 363(a) of the Bankruptcy Code, “Cash Collateral”) constituting such Creditor’s Senior Collateral or to permit any Obligor to obtain financing (including on a priming basis with respect to such Creditor’s Senior Collateral), whether from such Creditor or any other third party under Section 362, 363 or 364 of the Bankruptcy Code or any other applicable law (each, a “Post-Petition Financing”), then the other set of Creditors shall not oppose or raise any objection to or contest (or join with or support any third party opposing, objecting to or contesting), such use of Cash Collateral or Post-Petition Financing and shall not request adequate protection or any other relief in connection therewith (except as specifically permitted under Section 5(e)); provided, however, that, notwithstanding the foregoing, each Creditor shall be entitled to oppose, raise objection to, or contest (or join with or support any third party opposing, objecting to, or contesting) any such use of Cash Collateral or Post-Petition Financing if such proposed use of Cash Collateral or Post-Petition Financing would result in any liens on such Creditor’s Senior Collateral to be subordinated to or pari passu with such Cash Collateral or Post-Petition Financing.
(ii)    Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, agrees that it shall raise no objection to, and shall not oppose or contest (or join with or support any third party opposing, objecting to or contesting), a sale, revesting or other disposition of any Collateral constituting its Junior Collateral free and clear of its liens or other Claims, whether under Sections 363 or 1141 of the Bankruptcy Code or other applicable law, if the other set of Creditors has consented to such sale or disposition of such assets; provided, however, that,

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notwithstanding the foregoing and for the avoidance of doubt, any Creditor shall be entitled to oppose, raise objection to, or contest (or join with or support any third party opposing, objecting to, or contesting) any sale, revesting or other disposition of any Collateral constituting its Senior Collateral free and clear of its liens or other Claims.
(d)    Relief from the Automatic Stay. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, agrees that, until the other set of Creditors’ Claims have been indefeasibly paid in full, such Creditor shall not seek relief, pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency Proceeding in respect of its Junior Collateral without the prior written consent of such other Creditor.
(e)    Adequate Protection. [A/R Lender] agrees that it shall not:
(i)    oppose, object to or contest (or join with or support any third party opposing, objecting to or contesting) (A) any request by CRG Agent for adequate protection in any Insolvency Proceeding (or any granting of such request), or (B) any objection by CRG Agent to any motion, relief, action or proceeding based on such Senior Creditor claiming a lack of adequate protection; or
(ii)    seek or accept any form of adequate protection under any of Sections 362, 363 and/or 364 of the Bankruptcy Code with respect to the Collateral, except to the extent that, in the sole discretion of CRG Agent, the receipt by [A/R Lender] of any such adequate protection would not reduce (or would not have the effect of reducing) or adversely affect the adequate protection that CRG Creditors otherwise would be entitled to receive, it being understood that, in any event, (y) no adequate protection shall be requested or accepted by [A/R Lender] unless CRG Agent is satisfied in its sole discretion with the adequate protection afforded to CRG Creditors, and (z) any such adequate protection is in the form of a replacement lien on the Obligors’ assets, which lien shall be subordinated to the liens securing CRG Creditors’ Claims (including any replacement liens granted in respect of CRG Creditors’ Claims) and any Post-Petition Financing (and all obligations relating thereto) on the same basis as the other liens securing [A/R Lender]’s Claims are so subordinated to the liens securing CRG Creditors’ Claims as set forth in this Agreement.
(f)    Post-Petition Interest. Each Creditor shall not oppose or seek to challenge any claim by the other set of Creditors for allowance in any Insolvency Proceeding of Claims consisting of post-petition interest, fees or expenses, provided that the treatment of such Claims are consistent with the Creditors’ relative priorities set forth in this Agreement.
(g)    Separate Class. Without limiting anything to the contrary contained herein or in the Credit Documents, each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, acknowledges and agrees that (i) the grants of liens pursuant to the CRG Documents and the A/R Facility Documents constitute two separate and distinct grants of liens, and (ii) because of, among other things, their differing rights in the Collateral, each set of Creditors’ Claims are fundamentally different from the other’s Claims and must be separately classified in any Plan proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the respective Claims of the

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Creditors in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, acknowledges and agrees (x) that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of the Collateral, and (y) to turn over to the other Creditor amounts otherwise received or receivable by it in the manner described in Section 3(b) to the extent necessary to effectuate the intent of this sentence.
(h)    Waiver. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, waives any claim it may hereafter have against the other set of Creditors arising out of the election by such other set of Creditors of the application to the claims of such other set of Creditors of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any Cash Collateral or Post-Petition Financing arrangement or out of any grant of a lien in connection with the Collateral in any Insolvency Proceeding.
6.    Notice of Default. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, shall give to the other prompt written notice of the occurrence of any default or event of default (which has not been promptly waived or cured) under any of its Credit Documents of which it has knowledge (and any subsequent cure or waiver thereof) and shall, simultaneously with giving any notice of default or acceleration to Borrower, provide to such other Creditor a copy of such notice of default. [A/R Lender] acknowledges and agrees that any event of default under the A/R Facility Documents shall be deemed to be an event of default under the CRG Documents. For the avoidance of doubt, nothing in this Section 6 shall obligate any Creditor to provide any notice in violation of any stay imposed in connection with any Insolvency Proceeding, including without limitation the automatic stay in Section 362(a) of the Bankruptcy Code, nor shall any Creditor have any liability to the other arising from or in connection with such Creditor’s failure to take such action.
7.    Release of Liens. In the event of any private or public sale or other disposition, by or with the consent of [A/R Lender] and CRG Agent, on behalf of CRG Creditors (such Person, for purposes of this Section 7, the “Senior Creditor”), of all or any portion of such set of Creditors’ Senior Collateral, CRG Agent, on behalf of CRG Creditors, and [A/R Lender], respectively (for purposes of this Section 7, the “Junior Creditor”), agrees that such sale or disposition shall be free and clear of such Junior Creditor’s liens, provided that such sale or disposition is made in accordance with the UCC or applicable provisions of the Bankruptcy Code, including without limitation Sections 363(f) or 1141(c) of the Bankruptcy Code. The Junior Creditor agrees that, in connection with any such sale or other disposition, (i) the Senior Creditor is authorized to file any and all UCC and other applicable lien releases and/or terminations in respect of the liens held by the Junior Creditor in connection with such a sale or other disposition, and (ii) it shall execute any and all lien releases or other documents reasonably requested by the Senior Creditor in connection therewith.
8.    Attorney-In-Fact. Until the CRG Creditors’ Claims have been fully paid in cash and the CRG Creditors’ arrangements to lend any funds to the Obligors have been terminated, [A/R Lender] irrevocably appoints CRG Agent as [A/R Lender]’s attorney-in-fact, and grants to CRG Agent a power of attorney with full power of substitution (which power of attorney is coupled with an interest), in the name of [A/R Lender] or in the name of CRG Agent, for the use and

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benefit of CRG Agent, without notice to [A/R Lender], to perform at CRG Agent’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:
(a)    To file the appropriate claim or claims in respect of the [A/R Lender] Claims on behalf of [A/R Lender] if [A/R Lender] does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if CRG Agent elects, in its sole discretion, to file such claim or claims; and
(b)    To accept or reject any plan of reorganization or arrangement on behalf of [A/R Lender] and to otherwise vote [A/R Lender]’s claims in respect of any [A/R Lender] Claim in any manner that CRG Agent deems appropriate for the enforcement of its rights hereunder.
9.    Agent for Perfection. [A/R Lender] acknowledges that applicable provisions of the UCC may require, in order to properly perfect CRG Creditors’ security interest in the Common Collateral securing the CRG Creditors’ Claims, that CRG Agent possess certain of such Common Collateral, and may require the execution of control agreements in favor of CRG Agent concerning such Common Collateral. In order to help ensure that CRG Creditors’ security interest in such Common Collateral is properly perfected (but subject to and without waiving the other provisions of this Agreement), [A/R Lender] agrees to hold both for itself and, solely for the purposes of perfection and without incurring any duties or obligations to CRG Creditors as a result thereof or with respect thereto, for the benefit of CRG Creditors, any such Common Collateral, and agrees that CRG Creditors’ lien in such Common Collateral shall be deemed perfected in accordance with applicable law.
10.    Credit Documents. (a) Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, represents and warrants that it has provided to the other true, correct and complete copies of all Credit Documents which relate to its credit agreement.
(b)    At any time and from time to time, without notice to the other set of Creditors, each Creditor may take such actions with respect to its Claims as such Creditor, in its sole discretion, may deem appropriate, including, without limitation, terminating advances under its Credit Documents, increasing the principal amount, extending the time of payment, increasing applicable interest to the default rate, renewing, compromising or otherwise amending the terms of any documents affecting its Claims and any Collateral therefor, and enforcing or failing to enforce any rights against Borrower or any other person, and no such action or inaction described in this sentence shall impair or otherwise affect such Creditor’s rights hereunder; provided, however, that (i) no Creditor shall take any action that is inconsistent with the provisions of this Agreement, and (ii) [A/R Lender] shall not increase the portion of [A/R Lender]’s Claim consisting of principal to an amount in excess of $[__________] without the prior written consent of CRG Agent. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, agrees that it shall not assert any such defenses or rights.
(c)    Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, agrees that

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any other Creditor may release or refrain from enforcing its security interest in the Collateral, or permit the use or consumption of such Collateral by any Obligor free of the other Creditor’s security interest, without incurring any liability to any other Creditor.
11.    Waiver of Right to Require Marshaling. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, expressly waives any right that it otherwise might have to require any other Creditor to marshal assets or to resort to Collateral in any particular order or manner, whether provided for by common law or statute. No Creditor shall be required to enforce any guaranty or any security interest or lien given by any person or entity as a condition precedent or concurrent to the taking of any Enforcement Action with respect to the Collateral.
12.    Representations and Warranties. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, represents and warrants to the other that:
(a)    all action on the part of such Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of such Creditor hereunder has been taken;
(b)    this Agreement constitutes the legal, valid and binding obligation of such Creditor, enforceable against such Creditor in accordance with its terms;
(c)    the execution, delivery and performance of and compliance with this Agreement by such Creditor will not (i) result in any material violation or default of any term of any of such Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (ii) violate any material applicable law, rule or regulation.
13.    Disgorgement. (a) If, at any time after payment in full of the [A/R Lender] Claims any payments of the [A/R Lender] Claims must be disgorged by [A/R Lender] for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and CRG Creditors shall immediately pay over to [A/R Lender] all money or funds received or retained by CRG Creditors with respect to the CRG Creditors’ Claims to the extent that such receipt or retention would have been prohibited hereunder.
(b)    If, at any time after payment in full of the CRG Creditors’ Claims any payments of the CRG Creditors’ Claims must be disgorged by any CRG Creditor for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and [A/R Lender] shall immediately pay over to CRG Agent all money or funds received or retained by [A/R Lender] with respect to the [A/R Lender] Claims to the extent that such receipt or retention would have been prohibited hereunder.
14.    Successors and Assigns. This Agreement shall bind any successors or assignees of each Creditor. This Agreement shall remain effective until all Claims are indefeasibly paid or otherwise satisfied in full and [A/R Lender] and the CRG Creditors have no commitment to extend credit under the Credit Documents. This Agreement is solely for the benefit of the Creditors and not for the benefit of Borrower or any other party. Each Creditor shall not sell,

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assign, pledge, dispose of or otherwise transfer all or any portion of its Claims or any of its Credit Documents or any interest in any Common Collateral unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to the other set of Creditors an agreement of such transferee to be bound hereby, or an agreement substantially identical to this Agreement providing for the continued subjection of such Claims, the interests of the transferee in the Collateral and the remedies of the transferee with respect thereto as provided herein with respect to the transferring Creditor and for the continued effectiveness of all of the other rights of the other Creditor arising under this Agreement, in each case in form satisfactory to the other set of Creditors.
15.    Further Assurances. Each of [A/R Lender] and CRG Agent, on behalf of CRG Creditors, agrees to execute such documents and/or take such further action as the other Creditor may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by the other Creditor.
16.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
17.    Governing Law; Waiver of Jury Trial. (a) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.
(b)    EACH CREDITOR WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.
18.    Entire Agreement. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Each Creditor is not relying on any representations by the other Creditor, Borrower or any other Obligor in entering into this Agreement, and each Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of each Obligor. This Agreement may be amended only by written instrument signed by the Creditors.
19.    Relationship among Creditors. The relationship among the Creditors is, and at all times shall remain solely that of creditors of Obligors. Creditors shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Creditors under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Creditors do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with any Obligor’s property, any Collateral held by any Creditor or the operations of any Obligor. Each Creditor shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Creditor in connection with such matters is solely for the protection of such Creditor.

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20.    No Modification. Notwithstanding anything contained herein, no provision of this Agreement shall be deemed to waive, amend, limit or otherwise modify any term or condition of the CRG Credit Agreement and the A/R Facility Documents.
21.    Severability. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
22.    Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be delivered or sent by first-class mail, postage prepaid, or by overnight courier or messenger service or by facsimile, message confirmed, and shall be deemed to be effective for purposes of this Agreement on the day that delivery is made or refused. Unless otherwise specified in a notice mailed or delivered in accordance with the foregoing sentence, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and facsimile numbers indicated on the signature pages hereto.
[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have executed this Intercreditor Agreement as of the date first above written.

[A/R Lender]:

[INSERT NAME OF A/R LENDER]

By _______________________________________
Name: [__________]
Title: [__________]

Address for Notices:

[__________]
[__________]
[__________]
Tel: [__________]
Email: [__________]

Exhibit H-1
137168310 v21

CRG AGENT:

CRG SERVICING LLC

By _________________________________
Nate Hukill
Authorized Signatory

Address for Notices:
1000 Main Street, Suite 2500
Houston, TX 77002
Attn:    General Counsel
Tel.:    713.209.7350
Fax:    713.209.7351
Email:    adorenbaum@crglp.com

Exhibit H-2
137168310 v21

Acknowledged and Agreed to:

BORROWER:

OMEROS CORPORATION

By:___________________________
Name:    [__________]
Title:    [__________]

Address for Notices:
201 Elliott Avenue West
Seattle, Washington 98119
Attn:    Chief Executive Officer
Tel.:    206-676-5000
Fax:    206-676-5005
Email:    gdemopulos@omeros.com
with a copy to:

201 Elliott Avenue West
Seattle, Washington 98119
Attn: General Counsel
Tel.: 206-676-5000
Fax: 206-676-5005
Email: mkelbon@omeros.com

Exhibit H-3
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Exhibit I
to Term Loan Agreement
FORM OF NON-DISTURBANCE AGREEMENT
THIS AGREEMENT, made as of this    day of    , 20 , by and among Omeros Corporation [and Other Grantor] (“Licensor”) and [INSERT NAME OF LICENSEE] (“Licensee”), as parties to the License Agreement (as defined below), and the Administrative Agent (as defined below) as the holder of the Security Interest (as defined below).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee [are parties to/will enter into] that certain [License Agreement] [dated [as of/on or about] , 20[ ] (the “License Agreement”), providing for a collaboration, license, joint venture, partnership, royalty agreement or similar agreement or other research, development, manufacturing or other commercial exploitation arrangement with respect to certain intellectual property and other property owned or controlled by Licensor (the “Licensed Property”) for the term and upon the conditions set forth therein; and

WHEREAS, Licensor has entered into that Term Loan Agreement (the “Loan Agreement”) dated as of October 26, 2016 with the lenders from time to time party thereto (the “Lenders”) and CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) and has entered into a Security Agreement and related documents in the forms attached to the Loan Agreement (collectively, the “Security Documents”, and together with the Loan Agreement, the “Loan Documents”) with the Administrative Agent (together with the Lenders and other secured parties thereunder, the “Secured Parties”) pursuant to which Licensor has granted to the Administrative Agent and the other Secured Parties a security interest in some or all of the Licensed Property (the “Security Interest”); and

WHEREAS, Licensee has requested that the Administrative Agent agree not to disturb any of Licensee’s rights with respect to the Licensed Property granted under the License Agreement (the “Licensee Rights”) in the event that upon an Event of Default (as such term is used in the Loan Documents), the Administrative Agent or any Secured Party takes possession of, sells, assigns, grants a license with respect to or otherwise exercises its rights and remedies under the Loan Documents with respect to all or any portion of the collateral constituting Licensed Property (in each case, a “Foreclosure”).
NOW, THEREFORE, in consideration for the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the

Exhibit I-4
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mutual benefits to accrue to the parties hereto, it is hereby declared, understood and agreed as follows:

1.The Administrative Agent, acting on its own behalf and on behalf of the other Secured Parties, acknowledges that it has received and reviewed a copy of the License Agreement attached hereto as Exhibit A. To the extent consent is required under the Loan Documents for Licensor to execute, deliver or perform under the License Agreement, the Administrative Agent, acting on its own behalf and on behalf of the other Secured Parties, consents to Licensor’s execution, delivery and performance of the License Agreement attached hereto as Exhibit A, provided that such consent shall not extend to Licensor’s execution, delivery and performance of an amended License Agreement that (A) is materially different from the form attached hereto as Exhibit A in a way that is materially adverse to the interests of the Secured Parties, or (B) would constitute a breach or default under the Loan Documents.
2.In the event of a Foreclosure, it is agreed as follows:
(a)Any transfer of Licensor’s rights in the Licensed Property or the License Agreement to Secured Parties or any other purchaser at a secured parties’ sale or other disposition (any such transferee of the Licensed Property, a “Successor Licensor”) shall be subject to and not free and clear of the Licensee Rights and none of the Licensee Rights shall be discharged, waived, modified, impaired or terminated solely as a result of such transfer of the Licensed Property.
(b)Provided that (i) the License Agreement is in full force and effect and (ii) Licensee is not in default or breach of the License Agreement in a manner that would permit the Licensor to terminate the License Rights and that continues beyond any applicable cure period provided therein, if any, neither Secured Parties nor any Successor Licensor will disturb, diminish or interfere with the Licensee Rights, including, without limitation, any sublicenses granted or permitted to be granted thereunder. Subject solely to the limitations set forth in Section 2(a) and the first sentence of this Section 2(b), Secured Parties and any Successor Licensor shall have any rights of Licensor in the Licensed Property and the License Agreement to the extent such rights were transferred by Licensor to Secured Parties or Successor Licensor by operation of the Foreclosure or applicable law.
(c)Provided that (i) the License Agreement is in full force and effect, and
(ii) Licensee is not in default or breach of the License Agreement in a manner that would permit the Licensor to terminate the Licensee Rights and that continues beyond any applicable cure period provided therein, if any, the Administrative Agent, on behalf of itself and the other Secured Parties, undertakes that it shall cause to be ratified by Successor Licensor, all of Licensor’s duties and obligations to Licensee under the License Agreement with respect to Licensee Rights in the Licensed Property, and shall cause the Successor Licensor to be bound to Licensee under all of the terms, covenants and conditions of the License Agreement with respect to such Licensee Rights in the Licensed Property for the remaining term of the License Agreement, with the same force and effect as if Successor Licensor, as the case may be, were the Licensor under the License Agreement.

Exhibit I-5
137168310 v21

(d)    Notwithstanding the foregoing, except to the extent expressly undertaken in writing, neither Secured Parties nor any Successor Licensor who acquires an interest in the Licensed Property or the License Agreement as a result of any such Foreclosure or other enforcement action or proceeding (the date on which the Secured Parties, Successor Licensor, or such other party acquires such interest, hereinafter called the “Acquisition Date”) shall be (i) liable for any act or omission of Licensor under the License Agreement or otherwise or for any damages arising as a result of a breach of the License Agreement by the Licensor; (ii) liable for the return of any payments made by the Licensee to the Licensor under the License Agreement prior to the Acquisition Date; or (iii) required to perform or be liable for any affirmative obligations or covenants of the Licensor under the License Agreement, or liable for any of the representations or warranties of the Licensor under the License Agreement, or liable for any indemnities of the Licensor (other than, with respect to any Successor Licensor, any such obligations, covenants, representations or warranties or indemnities occurring, made or required to be performed after the Acquisition Date).
3.This Agreement is for the express benefit of Licensee, any of its successors-in-interest, and any of its sublicensees under the License Agreement.
4.This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute a single instrument.
5.This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.
[SEE ATTACHED SIGNATURE PAGES]

Exhibit I-6
137168310 v21

SIGNATURE PAGE TO
NON-DISTURBANCE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the day and year first above written.

[LICENSEE],	[OMEROS COPORPATION][OTHER
AS LICENSEE	GRANTOR],
AS LICENSOR

By:	By:

Name:	Name:
Title:	Title:

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By

Name: Nathan Hukill
Title: President

Address for Notices:

1000 Main Street, Suite 2500 Houston, TX 77002 Attn: General Counsel Tel.: 713.209.7350 Fax: 713.209.7351 Email: adorenbaum@crglp.com

Exhibit I-7
137168310 v21

EXHIBIT A

LICENSE AGREEMENT

[See attached]

Exhibit I-1
137168310 v21